UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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The Pep Boys-Manny, Moe & Jack
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THE PEP BOYS - MANNY, MOE & JACK

3111 West Allegheny Avenue

Philadelphia, Pennsylvania 19132

LETTER TO OUR SHAREHOLDERS

Fiscal 2014 was a transitional year in which we made great progress for the future growth of Pep Boys, while stabilizing our sales and profitability.

•           Our customer centric efforts are guiding our strategies to grow our target customer groups, grow our sales and differentiate ourselves in a competitive landscape.

•           We developed a strategy for our service and retail businesses that our key target customers are strongly endorsing with new and repeat business.

•           Our critical service business is growing to take advantage of this larger segment of the automotive after-market.

•           Digital operations are further complementing our service and retail businesses thru stronger Omni-channel integration.

•           We completed the retooling of our senior management team.

Our business strategy, which we call “The Road Ahead,” has three primary components.

#1 is to continue to lead with and grow our service business, which represents the largest and faster growing segment of the automotive after-market.

#2 is the transformation of our Supercenter stores to differentiate our brand with our target customers.

#3 is the enhancement of our digital business to drive omni-channel growth in both our service and retail businesses.

Service.  Our strategy leads with Service, as we favor the fundamentals for the “do-it-for-me” sector over the long haul.  The demand for maintenance and repair remains consistent, which continues to drive the growth of our service customer base.  We provide a great value, and are quickly improving our customer experience.  There is a huge gap between the dealer experience and its cost, and the rest of the automotive after-market with its lack of consistently positive customer experiences.  We intend to own the position of the “best alternative to the dealer”; to fill that gap profitably; and to use our retail business to further compliment our re-positioning.  As an example, traditionally, we have acquired new service customers through tire and oil change services - like the rest of the industry.  More recently, we have expanded our funnel for acquiring new customers by offering free, professional installation of wipers and batteries.  Traditionally, we would have viewed these customers as retail customers.  But what we have learned is that while they start as retail customers due to the convenience, they are quick to take us up on our offer.  And we know that any customer that lets us install their wipers or battery for them is really a service customer for most of the rest of their automotive needs

With respect to our Service & Tire Centers, we just opened our 225th location.  Thirty-nine of these Service & Tire Centers showcase the welcoming exterior curb appeal and comfortable customer lounge of our new “Road Ahead” format.  As we have refined our real estate model over the years we have also developed a build-to-suit model that allows us to enter more desirable demographic trade areas.  The build-to-suit model allows us to serve the attractive and less competitive neighborhoods that were built since Pep Boys previously discontinued building new stores back in the 1990’s.  We are making progress on the sales mix and margin structure of our Service & Tire Centers, and sales continue to grow on a per store basis as our store portfolio matures.

The Road Ahead Transformation.  We started with one store in Tampa at the end of 2012 and, during the fourth quarter of 2013, we completed the remainder of our stores in the Tampa market.  During the first half of 2015, we will complete our stores in the Bay Area of Northern California, most of the New England area and the Charlotte market.  Our objective is to be the best alternative to the dealer.  We already have the service capability in terms of technicians, equipment and range of services. These changes bring our stores to dealer level in terms of customer experience as well.  When you experience one of these new stores you will clearly see our vision for Pep Boys to be the best alternative to the dealer, and also how we can use our retail business to drive our service business with unique, free, professional installation services for retail shoppers and an awesome shopping experience.  Our age old problem has been the disconnect between the expectations of service customers, especially the more attractive segments of the service market, and traditional DIYers.  Our redesigned Supercenter caters to our target customer segments.  The experience that these customers desire and that we can provide is more consistent with being the best alternative to the dealer.  While the cost of the store changeover is extensive, the sales lift we are experiencing provides an attractive financial return ... and it expands our customer funnel to draw in new customers well past tire deals and oil changes.

Another important element of The Road Ahead is our merchandising.  On one side of the store is our Speed Shop.  Speed Shops are for the true DIY enthusiast and connect with our DIY Proud customer segment.  The other side of the store caters to our Appearance Matters and our three distinct service customer segments.  We still have the dominant assortments of products to improve the interior and exterior look of your car and to personalize your vehicle.  But the visual presentation appeals to a broader audience than the traditional DIYer, and also includes more automotive-related impulse product.  Work is underway to update our assortments for our customers who love their cars and car life-style.  As we continue to dig deeper into our customer segmentation research we are identifying new product opportunities to target these customer segments.

Digital Operations.  Sales from digital operations include on-line service appointments, tire sales that are made on-line and installed in our stores, ship-to-home sales and products that are ordered on-line and picked up in our stores.  Sales through digital operations continue to grow both in volume and as a percentage of our overall business and we expect those trends to continue.  The automotive after-market is accelerating in its move to the digital world and we see this area as critical to our success.  Much like our overall customer centric efforts, our digital content, design and functionality are targeted to our key customer segments, who are increasingly starting their shopping on-line and expect an effortless Omni-channel experience.  There is much more in the works from dramatically expanding our on-line assortment to increasing key on-line partnerships, to new content and functionality, all of which we look forward to sharing with you as we hit each milestone.

We are in the midst of transforming our brand experience to create a new market model.  While this transformation encompasses changes to our store appearance, merchandising, marketing and digital experience, the most important difference is with our associates - in how they build genuine relationships with our customers that lead to repeat sales and completely satisfied customers.  I am proud of their commitment and determination to execute our mission, which is people taking care of people ... and their cars.

Thank you for traveling with us on The Road Ahead!  Trust The Boys To Get You There!

Michael R. Odell

President & Chief Executive Officer

April 25, 2014

2

THE PEP BOYS - MANNY, MOE & JACK

3111 West Allegheny Avenue

Philadelphia, Pennsylvania 19132

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

It is our pleasure to invite you to Pep Boys 2014 Annual Meeting of Shareholders.  This year’s meeting will be held on Wednesday, June 11, 2014, at Pep Boys’ Store Support Center located at 3111 West Allegheny Avenue, Philadelphia, Pennsylvania.  The meeting will begin promptly at 9:00 a.m.

At the meeting, shareholders will act on the following matters:

(Item 1)                 The election of the full Board of Directors for a one-year term.

(Item 2)                An advisory resolution on executive compensation.

(Item 3)                The ratification of the appointment of our independent registered public accounting firm.

(Item 4)                The re-approval of our Annual Incentive Bonus Plan to allow certain amounts paid under the plan to continue to be deductible under section 162(m) of the Internal Revenue Code.

(Item 5)                The amendment and restatement of our Stock Incentive Plan to extend its term through December 31, 2019 and to provide an additional 2,000,000 shares available for award issuances thereunder.

The shareholders will also consider any other business that may properly come before the meeting.  The attached proxy statement provides further information about the matters to be acted on at the meeting.  All shareholders of record at the close of business on Monday, April 7, 2014 are entitled to vote at the meeting and any postponements or adjournments.  Your vote is important to us.  Please vote as soon as possible in one of the following ways:

•           By Internet by visiting the website shown on your Notice of Internet Availability of Proxy Materials or proxy card.

•           By telephone by calling the toll-free telephone number shown on your Notice of Internet Availability of Proxy Materials or proxy card.

•           By mail, if you requested printed proxy materials, by returning the proxy card in the postage-paid envelope provided.

•           By following the instructions on your proxy materials if your shares are held in the name of your bank, broker or other holder of record.

Whether or not you plan to attend the meeting, please make sure that your shares are represented by voting in advance of the meeting using one of these methods.

Brian D. Zuckerman
Secretary
April 25, 2014

THE PEP BOYS - MANNY, MOE & JACK

3111 West Allegheny Avenue

Philadelphia, Pennsylvania 19132

PROXY STATEMENT

TABLE OF CONTENTS [Update]

GENERAL INFORMATION	1
SHARE OWNERSHIP	4
(ITEM 1) ELECTION OF DIRECTORS	6
What is the makeup of the Board of Directors?	6
Nominees for Election	6
Corporate Governance	8
Compensation Committee Interlocks and Insider Participation	10
Meetings and Committees of the Board of Directors	10
Can a shareholder nominate a candidate for director?	10
How are candidates identified and evaluated?	11
How are directors compensated?	11
Director Compensation Table	11
Certain Relationships and Related Transactions	12
Involvement in Certain Legal Proceedings	12
Report of the Audit Committee of the Board of Directors	13
Independent Registered Public Accounting Firm’s Fees	14
EXECUTIVE COMPENSATION	15
Compensation Discussion and Analysis	15
Compensation Committee Report	25
Summary Compensation Table	26
Grants of Plan Based Awards	28
Outstanding Equity Awards at Fiscal Year-End Table	29
Option Exercises and Stock Vested Table	30
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans	30
Employment Agreements with the Named Executive Officers	31
Potential Payments upon Termination or Change of Control	32
(ITEM 2) ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION	33
(ITEM 3) PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCCOUNTING FIRM	34
(ITEM 4) PROPOSAL FOR RE-APPROVAL OF OUR ANNUAL INCENTIVE BONUS PLAN TO ALLOW CERTAIN AMOUNTS PAID UNDER THE PLAN TO CONTINUE TO BE DEDUCTIBLE UNDER SECTION 162(m) OF THE INTERNAL REVENUE CODE	35
(ITEM 5) PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT OF OUR STOCK INCENTIVE PLAN TO EXTEND ITS TERM THROUGH DECEMBER 31, 2019 AND TO PROVIDE AN ADDITIONAL 2,000,000 SHARES AVAILABLE FOR AWARD ISSUANCES THEREUNDER	40
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	47
COST OF SOLICITATION OF PROXIES	47
PROPOSALS OF SHAREHOLDERS	47
ANNUAL REPORT ON FORM 10-K	48
EXHIBIT A — THE PEP BOYS - MANNY, MOE & JACK ANNUAL INCENTIVE BONUS PLAN	A-1
EXHIBIT B — THE PEP BOYS - MANNY, MOE & JACK 2014 STOCK INCENTIVE PLAN	B-1

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors for use at this year’s Annual Meeting.  The meeting will be held on Wednesday, June 11, 2014, at the Pep Boys’ Store Support Center located at 3111 West Allegheny Avenue, Philadelphia, Pennsylvania and will begin promptly at 9:00 a.m.

The Company’s Proxy Statement and 2013 Annual Report are available at www.proxyvote.com.

We are pleased to be using a procedure approved by the Securities and Exchange Commission (SEC) that allows companies to furnish their proxy materials to shareholders over the Internet instead of mailing full sets of the printed materials.  We believe that this procedure reduces costs, provides greater flexibility to our shareholders and reduces the environmental impact of our Annual Meeting.  On or about April 25, 2014, we started mailing to our shareholders a Notice of Internet Availability of Proxy Materials.  The Notice of Internet Availability contains instructions on how to access and read our Proxy Statement and our 2013 Annual Report on the Internet and to vote online.  If you received a Notice of Internet Availability by mail, you will not receive paper copies of the Proxy Materials in the mail unless you request them.  Instead, the Notice of Internet Availability instructs you on how to access and read the Proxy Statement and Annual Report and how you may submit your proxy over the Internet.  If you would like to receive a printed copy of the materials, please follow the instructions on the Notice of Internet Availability for requesting the materials, and we will promptly mail the materials to you.

We are mailing to shareholders, or making available to shareholders via the Internet, this Proxy Statement, form of proxy card, and our 2013 Annual Report on or about April 25, 2014.

What is the purpose of the meeting?

At the meeting, shareholders will vote on:

•            The election of directors.

•            An advisory resolution on executive compensation.

•            The ratification of the appointment of our independent registered public accounting firm.

•            The re-approval of our Annual Incentive Bonus Plan to allow certain amounts paid under the plan to continue to be deductible under section 162(m) of the Internal Revenue Code.

•            The amendment and restatement of our Stock Incentive Plan to extend its term through December 31, 2019 and to provide an additional 2,000,000 shares available for award issuances thereunder.

In addition, we will answer questions posed by shareholders.

Who may vote at the meeting?

Common stock is the only class of stock that Pep Boys has outstanding and is referred to in this Proxy Statement as “Pep Boys Stock.”  You may vote those shares of Pep Boys Stock that you owned as of the close of business on the record date, April 7, 2014.  As of the record date, 53,237,793 shares were outstanding.

What are the voting rights of Pep Boys’ shareholders?

Each shareholder is entitled to one vote per share on all matters including in uncontested elections of directors.

In contested elections of directors, elections where the number of nominees exceeds the number of directors to be elected, each shareholder is entitled to vote cumulatively.  Cumulative voting entitles each shareholder to the number of votes equal to the number of shares owned by the shareholder multiplied by the number of directors to be elected.  Accordingly and without satisfying any condition precedent, a shareholder may cast all of his votes for one nominee for director or allocate his votes among all the nominees.

How do I vote?

You may vote using any of the following methods:

•                       Internet.  You may vote your shares by the Internet.  You will need the control number printed on your Notice of Internet Availability, on your proxy card or in the instructions that accompany your proxy materials, as applicable.  The web site for Internet voting is also listed on your Notice of Internet Availability, on your proxy card and in the instructions that accompany your proxy materials.  Internet voting is available 24 hours a day and will be accessible until 11:59 P.M. Eastern Time on June 10, 2014.  You will be able to confirm that the system has properly recorded your vote.  If you vote via the Internet, you do NOT need to return a proxy card or voting instruction form.

•                       Telephone.  If located in the United States or Canada, you can vote your shares by telephone by calling the toll-free telephone number printed on your Notice of Internet Availability, on your proxy card or in the instructions that accompany your proxy materials, as applicable, and following the recorded instructions.  You will need the control number printed on your Notice of Internet Availability, on your proxy card or in the instructions that accompany your proxy materials, as applicable.  Telephone voting is available 24 hours a day and will be accessible until 11:59 P.M. Eastern Time on June 10, 2014.  You will be able to confirm that the system has properly recorded your vote.  If you vote by telephone, you do NOT need to return a proxy card or voting instruction form.

•                       Mail.  If you received printed copies of the proxy materials by mail, you can vote by mail.  Simply complete and sign the proxy card and return it in the postage-paid envelope included in the materials.  If you hold your shares through a bank or brokerage account, please complete and mail the voting instruction form in the envelope provided.

•                       Ballot at the Annual Meeting.  You may vote your shares at the meeting if you or your authorized proxy attends the meeting.  Even if you plan to attend the meeting, we encourage you to vote your shares by proxy using one of the foregoing methods.

Your shares will be voted as you direct.  If you submit your proxy, but fail to provide specific instructions on any matter, your shares will be voted as recommended by the Board of Directors.

Can I change my vote after I submit my proxy?

Yes.  You may revoke your proxy at any time prior to its exercise at the meeting by (i) providing a later dated vote by Internet or telephone, (ii) delivering either a written revocation notice or another signed proxy card with a later date to our corporate Secretary or (iii) attending the meeting, requesting that your previously delivered proxy be revoked and then voting in person.

How many votes must be present to hold the meeting?

In order to hold the meeting, a majority of the shares of Pep Boys Stock outstanding on the April 7, 2014 record date must be present at the meeting.  The presence of such a majority is called a quorum.  Since 53,237,793 shares were outstanding on the record date, at least 26,618,897 shares must be present to establish a quorum.

Your shares are counted as present at the meeting if you attend and vote in person or if you properly return a proxy card.  Abstentions will be counted as present for the purpose of determining whether there is a quorum for all matters to be acted upon at the meeting.

If a shareholder is the beneficial owner of shares held in “street name” by a bank or brokerage firm, such bank or brokerage firm, as the record holder of the shares, is required to vote those shares in accordance with such shareholder’s instructions.  If the shareholder does not give instructions to such bank or brokerage firm, it will nevertheless be entitled to vote the shares with respect to certain “discretionary” items, but will not be permitted to vote such shareholder’s shares with respect to “non-discretionary” items.  In the case of non-discretionary items, the shares will be treated as “broker non-votes.”  Shares treated as broker non-votes will be included for purposes of calculating the presence of a quorum.  Otherwise, shares represented by broker non-votes will be treated as shares not entitled to vote on a proposal.

How many votes are needed to elect directors?

In uncontested elections, a director nominee will only be elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee.  This is commonly referred to as a “majority vote.”  An “abstain” vote will have no effect on the outcome of the election, but will be counted for purposes of determining whether a quorum is present.  Under Pennsylvania law, if an incumbent director does not receive a majority vote, then the incumbent director will continue to serve on the Board of Directors until his or her successor is elected and qualified.  However, an incumbent director who does not receive the required majority vote for re-election is required to tender a resignation to the Board of Directors.  The Board of Directors will then accept or reject the resignation, or take other appropriate action, based upon the best interests of Pep Boys and our shareholders and will publicly disclose its decision and rationale within 90 days.

In contested elections, the nominees who receive the most votes cast “for” at the annual meeting will be elected.

How many votes are needed to approve the other matters to be acted on at the meeting?

Each of the other matters must be approved by a majority of the votes cast on such matter.  Abstentions are not considered votes “cast” for matters, and therefore will have no effect on the vote for matters and will not be considered in determining whether such proposals have received the requisite shareholder vote.

What are the Board of Directors’ recommendations?

Unless you give other directions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

The Board recommends a vote:

•            FOR election of the nominated slate of directors.

•            FOR the advisory resolution on executive compensation.

•            FOR the ratification of the appointment of our independent registered public accounting firm.

•            FOR the re-approval of our Annual Incentive Bonus Plan to allow certain amounts paid under the plan to continue to be deductible under section 162(m) of the Internal Revenue Code.

•            FOR the amendment and restatement of our Stock Incentive Plan to extend its term through December 31, 2019 and to provide an additional 2,000,000 shares available for award issuances thereunder.

We have not received proper notice of, and are not aware of, any other matters to be brought before the meeting.  If any other matters properly come before the meeting, the proxies received will be voted in accordance with the discretion of the proxy holders named on the proxy card.

A note about certain information contained in this Proxy Statement.

Filings made by companies with the SEC sometimes “incorporate information by reference.”  This means that the company is referring you to information that has previously been filed with the SEC and that such information should be considered part of the filing you are then reading.  The Audit Committee Report and the Compensation Committee Report contained in this Proxy Statement are not incorporated by reference into any other filings with the SEC.

SHARE OWNERSHIP

Who are Pep Boys’ largest shareholders?

Based on a review of filings with the SEC, the following table provides information about those shareholders that beneficially own more than 5% of the outstanding shares of Pep Boys Stock.

Name	Number of Shares Owned	Percent of Outstanding Shares

GAMCO Investors, Inc. and affiliates One Corporate Center Rye, NY 10580(a)	7,260,648	13.6%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022(b)	4,686,976	8.8%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746(c)	4,510,949	8.5%

Franklin Resources, Inc. and affiliates One Franklin Parkway San Mateo, CA 94403(d)	4,305,000	8.1%

Glenhill Advisors LLC and affiliates 600 Fifth Avenue, 11th Floor New York, NY 10020(e)	3,456,684	6.5%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355(f)	3,087,800	5.8%

(a)                   Based upon information disclosed in a Schedule 13D/A filed on January 16, 2014.

(b)                   Based upon information disclosed in a Schedule 13G/A filed on January 30, 2014.

(c)                    Based upon information disclosed in a Schedule 13G/A filed on February 10, 2014.  Dimensional Fund Advisers LP disclaims beneficial ownership of such shares.

(d)                   Based upon information disclosed in a Schedule 13G filed on February 12, 2014.  Franklin Resources, Inc. and affiliates disclaim beneficial ownership of such shares.

(e)                    Based on information disclosed in a Schedule 13G/A filed on February 14, 2014.

(f)                     Based upon information disclosed in a Schedule 13G/A filled on February 11, 2014.

How many shares do Pep Boys’ directors and executive officers own?

The following table shows how many shares our directors and executive officers named in the Summary Compensation Table beneficially owned on April 7, 2014.  The business address for each of such individuals is 3111 West Allegheny Avenue, Philadelphia, PA 19132.

Name	Number of Shares Owned(a)	Percent of Outstanding Shares

Michael R. Odell	833,418	1.5%

James A. Mitarotonda(b)	380,014	+

Nick White	109,036	+

Robert H. Hotz	95,802	+

Jane Scaccetti	80,965	+

John T. Sweetwood	75,098	+

M. Shân Atkins	67,065	+

David R. Stern	27,527	+

Thomas J. Carey	13,071	+

James F. Flanagan	11,102	+

Christopher J. Adams	8,906	+

Robert Rosenblatt	7,796	+

Andrea M. Weiss	7,796	+

Scott A. Webb(c)	176,740	+

Directors and executive officers as a group (16 people)	1,895,084	3.5%

+                 Represents less than 1%.

(a)         Includes shares for which the named person has sole voting and investment power and non-voting interests including restricted stock units and deferred compensation accounted for as Pep Boys Stock.  Also includes shares that can be acquired through stock option exercises through June 4, 2014:  Odell — 644,931; Mitarotonda — 28,411;  White — 31,344; Hotz — 35,911; Scaccetti — 28,411; Sweetwood — 28,411; Atkins — 28,411; Stern — 5,118; Carey — 3,659; Adams — 3,583; and as a group — 921,179.

(b)         Mr. Mitarotonda is the sole shareholder and director of LNA Capital Corp., which is the general partner of Barington Capital Group, L.P., which is the majority member of Barington Companies Investors, LLC (“Barington Investors”).  Barington Investors is the general partner of Barington Companies Equity Partners, L.P. (“Barington”).  Barington beneficially owns 320,705 shares of Pep Boys Stock.  Mr. Mitarotonda disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(c)          Mr. Webb’s ownership is reported as of September 23, 2013, the last day of his employment with Pep Boys.

(ITEM 1)                                           ELECTION OF DIRECTORS

What is the makeup of the Board of Directors?

Our Board of Directors currently consists of nine members, eight non-management directors and our President & Chief Executive Officer.  All of our current directors have been nominated for re-election.

Nominees for Election

The Board of Directors proposes that the following nominees be elected.  If elected, each nominee will serve a one-year term expiring at the 2015 Annual Meeting and until such director’s successor has been duly elected and qualified.  Each of the nominees has consented to serve, if elected.  Unless contrary instructions are given, the proxy holders named on the enclosed proxy card will vote for the election of these nominees.  If any nominee becomes unavailable to serve as a director, the proxy holders will vote for the election of any substitute nominee designated by the Board.

The nominees standing for election are:

Jane Scaccetti	Director since 2002

Ms. Scaccetti, 60, a CPA, is the Chief Executive Officer of Drucker & Scaccetti PC, a public accounting and business advisory firm, of which she has been a principal since 1990.  Ms. Scaccetti also serves as a director of Mathmatecia Inc.; trustee of Temple University and Chair of the Board of Temple University Hospital; and a trustee of Salus University.  Ms. Scaccetti’s financial expertise, public-company director experience, familiarity with Pep Boys’ business garnered through her tenure as a Director and diversity were the primary qualifications resulting in her nomination for re-election.

John T. Sweetwood	Director since 2002

Mr. Sweetwood, 66, is a principal and the President of Woods Investment, LLC, a private real estate investment firm.  From 1995 through 2002, Mr. Sweetwood served as an officer, and ultimately as President of The Americas, of Six Continents Hotels (currently, Intercontinental Hotels Group), a division of Six Continents PLC (currently IHG PLC) that operates hotels under the InterContinental, Crown Plaza, Holiday Inn and other brands.  Mr. Sweetwood’s marketing and service industry expertise, together with his familiarity with Pep Boys’ business garnered through his tenure as a Director were the primary qualifications resulting in his nomination for re-election.

M. Shân Atkins	Director since 2004

Ms. Atkins, 57, a CPA and Chartered Accountant, is Managing Director of Chetrum Capital LLC, a private investment firm.  From 1996 through 2001, Ms. Atkins served as an officer, and ultimately as Executive Vice President — Strategic Initiatives, of Sears Roebuck & Co.  Ms. Atkins currently serves as a director of SpartanNash Company, Tim Hortons Inc. and True Value Hardware Company.  Ms. Atkins’ retail industry, operations, strategic planning and financial expertise, public-company director experience, familiarity with Pep Boys’ business garnered through her tenure as a Director and diversity were the primary qualifications resulting in her nomination for re-election.

Robert H. Hotz	Director since 2005 and Chairman of the Board since 2011

Mr. Hotz, 69, is Senior Managing Director, Co-Head of Investment Banking, a member of the Operating Committee and Co-Chairman of Houlihan Lokey Howard & Zukin, Inc., where he has been employed since 2002.  Mr. Hotz currently serves as a director of Universal Health Services, Inc.  Mr. Hotz’ financial, M&A and regulatory expertise, public-company director experience and familiarity with Pep Boys’ business garnered through his tenure as a Director were the primary qualifications resulting in his nomination for re-election.

James A. Mitarotonda	Director since 2006

Mr. Mitarotonda, 59, is the Chairman of the Board, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm that he co-founded in 1991.  Mr. Mitarotonda is also Chairman of the Board, President and Chief Executive Officer of Barington Companies Investors, LLC, the general partner of Barington Companies Equity Partners, L.P., a small and mid-capitalization value fund.  Mr. Mitarotonda currently serves as a director of A. Schulman, Inc., and The Jones Group Inc. and, during the past five years, served as a director of Ameron International, Inc., Griffon Corporation, Gerber Scientific, Inc. and Sielox, Inc. (formerly Dynabazaar, Inc.).  Mr. Mitarotonda’s financial and corporate governance expertise, experiences as a chief executive officer, public-company director experience and familiarity with Pep Boys’ business garnered through his tenure as a Director and former Chairman of the Board were the primary qualifications resulting in his nomination for re-election.

Nick White	Director since 2006

Mr. White, 69, is President and Chief Executive Officer of White & Associates, a management consulting firm that he founded in 2000.  From 1973 through 2000, Mr. White held numerous executive and management level positions with Wal-Mart Stores, Inc., including Executive Vice President and General Manager of the Supercenter division from 1990 to 2000 and Executive Vice President and General Manager of Sam’s Wholesale Club from 1985 through 1989.  Mr. White currently serves as a director of Dillard’s, Inc. and, during the past five years, served as a director of Gold Toe Corporation, Oneida Ltd. and Playtex Products, Inc.  Mr. White’s retail industry, operations and merchandising expertise, public-company director experience and familiarity with Pep Boys’ business garnered through his tenure as a Director were the primary qualifications resulting in his nomination for re-election.

Michael R. Odell	Director since 2008

Mr. Odell, 50, has been our Chief Executive Officer since September 22, 2008, and was designated with the additional title of President in June 2010.  He joined Pep Boys in September 2007 as Executive Vice President—Chief Operating Officer, after having most recently served as the Executive Vice President and General Manager of Sears Retail & Specialty Stores.  Mr. Odell joined Sears in its finance department in 1994 where he served until he joined Sears operations team in 1998. There he served in various executive operations positions of increasing seniority, including as Vice President, Stores—Sears Automotive Group.  Mr. Odell currently serves as a Director of Meritage Homes Corp.  Mr. Odell’s position as our President & Chief Executive Officer and his automotive aftermarket, retail industry, service industry, operations and financial expertise were the primary qualifications resulting in his nomination for re-election.

Robert Rosenblatt	Director since 2013

Mr. Rosenblatt, 56, has been Chief Executive Officer of Rosenblatt Consulting, LLC, a retail consulting firm, since its founding in 2006.  He has over 25 years of retail experience, including with ideeli Inc., a members-only e-retailer that sells women’s fashion and décor items in limited-time sales, Tommy Hilfiger, HSN (formerly the Home Shopping Network) and Bloomingdale’s.  Mr. Rosenblatt’s retail industry, operations, e-commerce and financial expertise were the primary qualifications resulting in his nomination for re-election.

Andrea M. Weiss	Director since 2013

Ms. Weiss, 58, has been President and Chief Executive Officer of Retail Consulting, Inc., a boutique consulting practice focused on product and brand development, consumer contact strategies, operational improvements and turnarounds, since its founding in 2002.  Ms. Weiss has years of specialty retail experience, including with dELiA*s, The Limited, Intimate Brands, Guess, and Ann Taylor Stores.  Ms. Weiss currently serves as a Director of Chico’s, Inc., Cracker Barrel Old Country Store, Inc. and Nutrisystem, Inc.  Ms. Weiss’ retail industry, operations, marketing and consumer branding expertise, public-company director experience and diversity were the primary qualifications resulting in her nomination for re-election.

Messrs. Mitarotonda and White were originally appointed to the Board pursuant to the terms of an agreement between the Company and a group of investors led by Barington Capital Group, L.P.  Such agreement has since expired.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR”

EACH OF THESE NOMINEES FOR DIRECTOR

Corporate Governance

Internal Policies.  Our Board of Directors’ governance principles are embodied in our corporate Code of Ethics (applicable to all Pep Boys associates including our executive officers and members of the Board), the Board of Directors Code of Conduct and the various Board committee charters, all of which are available for review on our website, www.pepboys.com, or which will be provided in writing, free of charge, to any shareholder upon request to: Pep Boys, 3111 West Allegheny Avenue, Philadelphia, PA 19132, Attention: Secretary.  The information on our website is not part of this Proxy Statement.  References to our website herein are intended as inactive textual references only.

NYSE Listing Standards.  As required by the New York Stock Exchange (NYSE), promptly following our 2013 Annual Meeting, our President & Chief Executive Officer certified to the NYSE that he was not aware of any violation by Pep Boys of NYSE corporate governance listing standards.

Diversity.  While the Board has not adopted a formal diversity policy, in accordance with the Board’s Code of Conduct, the Nominating and Governance Committee annually reviews with the full Board, the appropriate skills and characteristics required of Directors and nominees in the context of the current make-up of the Board, including diversity of age, gender, ethnicity and personal experiences.

Independence.  An independent director is independent from management and free from any relationship with Pep Boys that, in the opinion of the Board, would interfere in the exercise of independent judgment as a director.  In reaching such an opinion, the Board considers, among other factors, the guidelines for independent directors promulgated by the NYSE.  The independence of the outside directors is reviewed annually by the full Board.  In accordance with NYSE guidelines, our Board consists of a majority of independent directors.  In fact, all of our current directors, except our President & Chief Executive Officer, Mr. Odell, are independent.  All Committees of the Board consist entirely of independent directors.

Executive Sessions of the Independent Directors.  Our non-executive Chairman, Mr. Hotz, presides over all such sessions, which are held, at a minimum, immediately following all regularly scheduled Board meetings.

Board Leadership Structure and Role in Risk Oversight.  Pep Boys currently separates the roles of Chairman of the Board and Chief Executive Officer.  The Board believes that the separation of these roles allows the President & Chief Executive Officer to focus his efforts primarily on the successful short and long-term operations of the Company for the benefit of all its constituents, while allowing the Chairman of the Board to manage the operation of the Board in its oversight of the President & Chief Executive Officer and Pep Boys’ strategic direction.

Pep Boys has adopted an enterprise risk oversight program pursuant to which management, lead by Pep Boys’ Chief Financial Officer and General Counsel, together with the Audit Committee identifies the most significant risks faced by the Company.  On a quarterly basis, management assesses the status of these risks and the Company’s mitigation efforts against them, which are reported in writing to the full Board and discussed in detail with the Audit Committee and in summary fashion with the full Board.

Compensation Policies and Practices Risk.  In connection with its annual review of Pep Boys’ compensation policies and practices, our Compensation Committee of the Board of Directors, together with senior management and the Compensation Committee’s independent executive compensation consultant, considered whether any of our compensation policies and practices has the potential to create risks that are reasonably likely to have a material adverse effect on Pep Boys.  The Compensation Committee considered the risk profile of our business and the design and structure of our compensation policies and practices.  We concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on Pep Boys based on the following:

•             Pep Boys is not engaged in speculative activities that have the potential for creating unusual gains or losses.

•             Our base salaries, retirement benefits, perquisites and generally available benefit programs create little, if any, risk to Pep Boys.

•             Except as provided below, all of our management employees who receive short-term incentive-based compensation do so pursuant to the terms of our shareholder approved Annual Incentive Bonus Plan.  The bonus targets under such plan for executive officers are entirely based, and for the balance of our employees are largely based, upon the achievement of stated corporate-level financial objectives, which are in alignment with our overall business plan.  In particular, we do not place disproportionate weight on any one metric, do not include an inordinate amount of metrics, reasonably leverage the selected metrics and employ features to mitigate risks, including limitations on annual cash payouts.  Accordingly, we do not believe that the structure of the Annual Incentive Bonus Plan encourages associates to take risks that are reasonably likely to have a material adverse effect on Pep Boys.  (The aforementioned exception is for store level associates who have a separate bonus program and whose bonus compensation, individually or in the aggregate, is of an amount that creates little, if any, risk to Pep Boys.)

•             Our long-term incentive-based compensation is granted in the form of equity awards, which are subject to time-based and performance-based vesting that is aligned to our corporate objective of creating value for our shareholders.  The nature of such awards discourages short-term risk taking.  In addition, our officers are subject to substantial share ownership requirements, thereby reinforcing their focus on Pep Boys’ long-term success.

•             We believe that our mix of fixed compensation and “at risk” compensation does not encourage inappropriate risk-taking by our associates.

Personal Loans to Executive Officers and Directors.  Pep Boys has no personal loans extended to its executive officers or directors.

Director Attendance at the Annual Meeting.                                               All Board members are expected and encouraged to attend the Annual Meeting of Shareholders.  All nominees then standing for election attended the 2013 Annual Meeting.

Communicating with the Board of Directors.  Interested parties should address all communications to the full Board or an individual director to the attention of our corporate Secretary.  Our corporate Secretary reviews all such communications to determine if they are related to specific products or services, are solicitations or otherwise relate to improper or irrelevant topics.  All such improper communications receive a response in due course.  Any communication directed to an individual director relating solely to a matter involving such director is forwarded to such director.  Any communication directed to an individual director relating to a matter involving both such director and Pep Boys or the Board of Directors, as a whole, is forwarded to such director and the Chairman of the Board.  The balance of the communications are forwarded to the Chairman of the Board.  Except for improper communications, all interested party communications to the Board of Directors or an individual director received by the corporate Secretary are kept in confidence from management.  These procedures were adopted unanimously by the independent directors.

Compensation Committee Interlocks and Insider Participation

Messes. Atkins and Weiss and Messrs. Hotz and Mitarotonda are the current members of our Compensation Committee.  None of these members is or has been an officer or employee of Pep Boys or has any relationship with Pep Boys requiring disclosure under Item 404 of SEC Regulation S-K.  No executive officer of Pep Boys serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Pep Boys’ Board of Directors or Compensation Committee.

Meetings and Committees of the Board of Directors

The Board of Directors held ten meetings during fiscal 2013.  During fiscal 2013, each director standing for re-election attended at least 75% of the aggregate number of meetings held by the Board and all committee(s) on which such director served.  The Board of Directors has standing Audit, Compensation and Nominating and Governance Committees.  The Board has adopted written charters for each committee that are available for review on our website, www.pepboys.com.  All Committee members are “independent” as defined by the listing standards of the NYSE.

Audit Committee.  Ms. Scaccetti (chair) and Messrs. Hotz, Rosenblatt and Sweetwood are the current members of the Audit Committee.  The Audit Committee reviews Pep Boys’ consolidated financial statements and makes recommendations to the full Board of Directors on matters concerning the audits of Pep Boys’ books and records.  The Audit Committee met nine times during fiscal 2013.

Compensation Committee.  Mesess. Atkins (chair) and Weiss and Messrs. Hotz and Mr. Mitarotonda are the current members of the Compensation Committee.  The Compensation Committee recommends the compensation structure, components and levels for all of Pep Boys’ officers.  The Compensation Committee met six times during fiscal 2013.

Nominating and Governance Committee.  Messrs. Sweetwood (chair), Mr. Mitarotonda and White and Ms. Scaccetti are the current members of the Nominating and Governance Committee.  The Nominating and Governance Committee recommends candidates to serve on the Board and serves as the Board’s representative on all corporate governance matters.  The Nominating and Governance Committee met two times during fiscal 2013.

Can a shareholder nominate a candidate for director?

The Nominating and Governance Committee considers nominees recommended by our shareholders.  Written recommendations should be sent to our offices located at 3111 West Allegheny Avenue, Philadelphia, PA 19132, Attention: Secretary.  The recommendation should state the qualifications of the nominee to be considered.

A shareholder may also nominate candidates to be considered for election as directors at an upcoming shareholders’ meeting by timely notifying us in accordance with our bylaws.  To be timely, a shareholder’s notice must be received at our principal executive offices not less than 50 nor more than 75 days prior to the date of the scheduled shareholders’ meeting.  If the public announcement of the holding of the shareholders’ meeting was given less than 65 days prior to the date of such meeting, then a shareholder’s notice received at our principal executive offices within ten days of the date of such public announcement will be considered timely.  The shareholder’s notice must also set forth all of the following information:

•           the name and address of the shareholder making the nomination;

•           a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the proposed nominee;

•           the name of the proposed nominee;

•           the proposed nominee’s principal occupation and employment for the past 5 years;

•           a description of any other directorships held by the proposed nominee; and

•           a description of all arrangements or understandings between the nominee and any other person or persons relating to the nomination of, and voting arrangements with respect to, the nominee.

How are candidates identified and evaluated?

Identification.  The Nominating and Governance Committee considers all candidates recommended by our shareholders, directors and senior management on an equal basis.  The Nominating and Governance Committee’s preference is to identify nominees using our own resources, but has the authority to and will engage search firms(s) as necessary.

Qualifications.  The Nominating and Governance Committee evaluates each candidate’s professional background and experience, judgment and diversity (age, gender, ethnicity and personal experiences) and his or her independence from Pep Boys.  Such qualifications are evaluated against our then current requirements, as expressed by the full Board and our President & Chief Executive Officer, and the current make up of the full Board.

Evaluations.  Candidates are evaluated on the basis of their resume, third party references, public reputation and personal interviews.  Before a candidate can be recommended to the full Board, such candidate is generally interviewed by each member of the Nominating and Governance Committee and meets, in person, with at least one member of the Nominating and Governance Committee, the Chairman of the Board and the President & Chief Executive Officer.

How are directors compensated?

Cash Retainer.  Each non-management director (other than the Chairman of the Board) receives an annual cash retainer of $35,000.  Our Chairman of the Board receives an annual director’s fee of $100,000.

Committee Compensation.  Directors serving on our committees (other than the Chairman of the Board) also receive the following annual cash fees.

	Chair	Member
Audit	$20,000	$12,000
Compensation	$15,000	$7,500
Nominating and Governance	$10,000	$5,000

Equity Grants.  Our Stock Incentive Plan provides for an annual equity grant having an aggregate value of $80,000 to non-management directors, other than the Chairman of the Board whose grant is valued at $92,500.  The Stock Incentive Plan is administered, interpreted and implemented by the Compensation Committee.

The following table details the compensation paid to non-employee directors during the fiscal year ended February 2, 2013.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Equity Awards ($)	Total ($)
M. Shân Atkins	50,000	80,000	130,000
Robert H. Hotz	100,000	92,500	192,500
James A. Mitarotonda	47,500	80,000	127,500
Robert Rosenblatt	32,250	80,000	112,250
Jane Scaccetti	60,000	80,000	140,000
John T. Sweetwood	51,000	80,000	131,000
Andrea Weiss	30,000	80,000	110,000
Nick White	36,000	80,000	116,000

Share Ownership Guidelines.  Each of our non-employee directors is expected to hold shares equal to 4x the annual director retainer (i.e., $140,000).  The share ownership levels may be satisfied through direct share ownership and/or by holding unvested time-based RSUs and vested “in the money” stock options.  Non-employee directors have five years from their appointment to the Board to achieve their expected ownership level.  If in a shortfall position, (i) a non-employee director may not sell Pep Boys Stock and (ii) all net after-tax shares acquired upon the exercise of stock options must be retained.  All of our non-employee directors are currently in compliance with our share ownership guidelines.

Certain Relationships and Related Transactions

The Audit Committee, which is comprised of independent directors, has established a written Related Party Transaction Policy.  Such policy provides that to help identify related-party transactions and relationships (i) all transactions between the Company and another party are reviewed by the Company’s legal and finance departments prior to the execution of definitive transaction documents and (ii) each director and executive officer completes a questionnaire that requires the disclosure of any transaction or relationship that the person, or any member of his or her immediate family, has or will have with the Company.  The full Board of Directors reviews and approves, ratifies or rejects any transactions and relationships of the nature that would be required to be disclosed under Item 404 of Regulation S-K.  In reviewing any such related-party transaction or relationship, the Board considers such information as it deems important to determine whether the transaction is on reasonable and competitive terms and is fair to the Company.  No such relationships or transactions of a nature required to be disclosed under Item 404 of Regulation S-K currently exist.

Involvement of Certain Legal Proceedings

None of our directors or executive officers are currently involved, or have been involved during the last ten years, in a legal proceeding of the type required to be disclosed under Item 401 of Regulation S-K.

Report of the Audit Committee of the Board of Directors

The Audit Committee reviews Pep Boys’ financial statements and makes recommendations to the full Board of Directors on matters concerning the audits of Pep Boys’ books and records.  Each committee member is “independent” as defined by the listing standards of the NYSE.  Ms. Scaccetti (chair) and Messrs. Hotz, Rosenblatt and Sweetwood are the current members of the Audit Committee.  Ms. Scaccetti has been designated by the full Board as an Audit Committee Financial Expert as defined by SEC regulations.  A written charter adopted by the full Board governs the activities of the Audit Committee.  The charter is reviewed, and when necessary revised, annually.

Management has primary responsibility for Pep Boys’ internal accounting controls and financial reporting process.  The independent registered public accounting firm is responsible for performing an independent audit of Pep Boys’ consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report as a result of such audits.  The Audit Committee’s responsibility is to monitor and oversee these processes.  The Audit Committee serves as a focal point for communication among the Board of Directors and its committees, the independent registered public accounting firm, management and Pep Boys’ internal audit function, as the respective duties of such groups, or their constituent members, relate to Pep Boys’ financial accounting and reporting and to its internal controls.

In this context, the Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm.  These discussions included the matters required to be discussed by Statement on Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board (Communication with Audit Committees).  The Audit Committee also reviewed and discussed with management, the internal auditors and the independent registered public accounting firm, management’s report, and the independent registered public accounting firm’s attestation, on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also discussed with the independent registered public accounting firm its independence from Pep Boys and its management, including the written disclosures submitted to the Audit Committee by the independent registered public accounting firm as required by the Public Company Accounting Oversight Board.

Based upon the discussions and reviews referred to above, the Audit Committee, as then constituted, recommended that the Board of Directors include the audited consolidated financial statements and management’s report on internal control over financial reporting in Pep Boys’ Annual Report on Form 10-K for the fiscal year ended February 1, 2014 filed with the SEC.

This report is submitted by: Jane Scaccetti; Robert H. Hotz; Robert Rosenblatt and John T. Sweetwood.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the aggregate fees billed to us by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates.

Fiscal Year	2013	2012
Audit Fees	$1,994,337	$1,361,850
Audit-Related Fees	7,500	80,750
Tax Fees	39,700	74,442
All Other Fees	0	0
Total	$2,041,537	$1,517,042

Audit Fees.  Audit Fees billed in fiscal 2013 and fiscal 2012 were for (i) the audit of our annual financial statements, (ii) the audit of our internal control over financial reporting, (iii) the reviews of our quarterly financial statements and (iv) comfort letters, statutory and regulatory audits, consents and other services related to SEC matters.

Audit-Related Fees.  Audit-Related Fees billed in fiscal 2013 were for the use of Deloitte’s proprietary accounting research tool and for fiscal 2012 were for services provided in connection with our proposed go-private transaction and term loan refinancing and the use of Deloitte’s proprietary accounting research tool.

Tax Fees.  Tax Fees billed in fiscal 2013 and 2012 were for tax compliance services in connection with tax audits and appeals.

The Audit Committee annually engages Pep Boys’ independent registered public accounting firm and pre-approves, for the following fiscal year, their services related to the annual audit and interim quarterly reviews of Pep Boys’ financial statements and all reasonably-related assurance and services.  All non-audit services are considered for approval by the Audit Committee on an as-requested basis by Pep Boys.  For fiscal 2013, the Audit Committee discussed the non-audit services with Deloitte & Touche LLP and management to determine that they were permitted under the rules and regulations concerning the independence of independent registered public accounting firms promulgated by the SEC and the American Institute of Certified Public Accountants.  Following such discussions, the Audit Committee determined that the provision of such non-audit services was compatible with maintaining Deloitte & Touche LLP’s independence.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary.

In this Compensation Discussion and Analysis, we review and analyze Pep Boys’ executive compensation program.  We believe this program effectively links our executives’ pay to financial performance and shareholder returns, and that it enables us to attract and retain a highly experienced and successful management team.

Pep Boys’ executive compensation program received the support of 99% of votes cast in respect of our annual advisory ‘say on pay” resolution at our most recent shareholder meeting in June 2013.  Even with this high level of support and our belief that the program is working as designed, we continuously review and revise the program to follow best practice trends and to ensure alignment between our executives’ and our shareholders’ interests.  Accordingly, (i) for fiscal 2014, we eliminated the retirement plan contributions that had historically been made by the Company under our Deferred Compensation Plan and (ii) for calendar 2015, we will eliminate the retirement plan contributions that have historically been made under our supplemental executive retirement plan (known as our Account Plan).  In their place, we increased our annual equity grant target amounts to levels that approximate our peer group median.  The aggregate equity grants will be delivered 40% in performance share units, 40% in stock options and 20% in restricted stock units.

In recognition of the increased amount of equity granted in March 2014, a portion of which was delivered in the form of performance share units having a return on invested capital (ROIC) component, we eliminated ROIC, which had been utilized in prior fiscal years, as a 2014 objective under our Annual Incentive Bonus Plan.  Comparable store sales growth and Net Earnings were retained as 2014 objectives under the Annual Incentive Bonus Plan with weightings of 40% and 60%, respectively.

The Compensation Committee will continue to consider the outcome of advisory votes on the Company’s say-on-pay proposals when making future compensation decisions with respect to the executives listed in the Summary Compensation Table below, whom we refer to as our named executive officers.

In accordance with “good pay practices,” our program:

•                        is heavily weighted towards performance-based pay;

•                        includes a short-term incentive component that is entirely dependent upon company performance;

•                        includes a long-term incentive component delivered 100% in equity;

•                       limits change-of-control payments and accelerated equity vesting to “double trigger” situations (i.e., the occurrence of a change of control and an accompanying termination, rather than a change of control alone);

•                        does NOT include tax gross-up provisions;

•                       includes so-called “clawback” provisions, which require officers to repay previously awarded incentive compensation in certain financial restatement situations;

•                        incorporates market-appropriate share ownership expectations; and

•                        prohibits hedging and pledging activity by our officers.

In the remainder of this Compensation Discussion and Analysis, we describe our program in more detail.

Pay for Performance.

Of the components included in our executive compensation program, the percentage mix between “at-risk” and fixed compensation (excluding health and welfare benefits), at target levels, for our named executive officers is set forth in the following charts.  “At-risk” compensation is only earned and paid if pre-established performance levels are achieved or the Company’s stock price appreciates.

At Risk Compensation

Our financial performance in fiscal 2013 was disappointing.  Despite continuing to expand our store footprint and further develop our new ‘Road Ahead’ store model to support our long-term growth objectives, we did not achieve the short-term goals that we set for the Company in the areas of net income, comparable store sales growth or return on invested capital.  These disappointing results were reflected in our executive officers’ compensation, which is heavily weighted towards performance-based pay.  As a result of our failure to achieve the targets under our annual incentive bonus plan, none of our tenured executive officers received any short-term incentive payments in respect of fiscal 2013.  In addition, 60% of the three-year long-term performance awards granted to our named executive officers in fiscal 2010 expired in fiscal 2013 without vesting because the Company failed to achieve specified thresholds of return on invested capital and total shareholder return over the performance period.

As a result, our named executive officers (information is shown for our President & CEO) were awarded considerably less compensation than their full pay opportunity.  The following charts illustrate those comparisons for the past three fiscal years.  This analysis utilizes the following definitions for various elements of compensation which are depicted in the charts.

Compensation Value

“Total Target Compensation” includes (1) base salary, (2) short term incentive compensation valued at target level, (3) long term incentive compensation valued at target level as of the date of grant and (4) retirement contributions valued at target level and perquisites.

“Realizable Pay” includes (1) base salary, (2) short term incentive compensation valued at maximum level, (3) long term incentive compensation valued at maximum level as of the date of grant and (4) retirement contributions valued at maximum level and perquisites.

“Compensation Value at January 31, 2014” includes (1) base salary actually paid, (2) short term incentive compensation actually paid, (3) long term incentive compensation valued as of January 31, 2014 and (4) retirement contributions actually made and perquisites actually paid.

Compensation Philosophy.

In 2010, the Compensation Committee adopted the following statement, which has guided our actions since then, and which still reflects our underlying principles for Pep Boys’ compensation program.

Pep Boys’ executive compensation program is designed to:

•                  Enable Pep Boys to attract, retain, and motivate key executives critical to current and long-term success;

•                  Provide targeted compensation levels that are competitive with our customized peer group as to base salary, annual incentives and long-term incentives, and which are reflective of current and/or expected future company performance levels;

•                  Support Pep Boys’ long-range business strategy; and

•                  Align executive compensation with shareholder interests by linking long-term incentives to increasing shareholder value, utilizing performance metrics where appropriate.

The Compensation Committee has also adopted the following more specific guidelines in formulating the detailed elements of Pep Boys’ executive compensation program:

•                  Short term incentives will be structured in a manner that gives primary emphasis to meeting or exceeding the Company’s annual financial objectives;

•                  Long-term incentives will be designed to reward both absolute and relative performance over a multi-year time frame, with vesting of awards to occur over a corresponding time period;

•                  At the discretion of the Compensation Committee,

•                  Payout on any short term incentive component may be made contingent upon achievement of the annual budget.  This decision will be made annually, when targets are set for the ensuing year;

•                  If the long-term incentive plan includes more than one performance dimension, achievement of target on any one element may be treated as a prerequisite to payout on other goals (i.e., as a “qualifier”), whether or not threshold performance is achieved on those other dimensions;

•                  The Compensation Committee believes that requiring achievement of full target performance in order to trigger any payout under the annual incentive plan is generally inappropriate due to the risk of incenting poor decision making at the margin.  The Compensation Committee will annually set a “threshold” performance level which is below the target objective, at which point some amount of incentive compensation will be paid;

•                  In the spirit of encouraging over-performance against annual targets, performance above target may be rewarded disproportionately; i.e. marginal rewards for over-performance may exceed the marginal penalty for under-performance;

•                  From time to time the Compensation Committee may decide to grant a discretionary, individual short or long term incentive award based on a specific individual’s performance;

•                  In the spirit of encouraging over-performance against annual targets, performance above target may be rewarded disproportionately; and

•                  All payouts are subject to the discretion of the Compensation Committee even if targets are achieved.

Peer Group.

The selection of an appropriate peer group is obviously a key element of any executive compensation program, in order that comparisons to ‘market’ compensation levels are meaningful and appropriate.  Pep Boys compares itself with a custom peer group, which is comprised of companies with whom we compete for executive talent.  These companies include key competitors in the automotive service and retail business (many of which are larger in size than Pep Boys) and comparably-sized companies in the broader hardlines retail industry.  This peer group is reviewed annually and was most recently revised for fiscal 2013 in order to provide a more robust data set and utilize companies with average revenues, market capitalization and employee count closer to that of Pep Boys.  For fiscal 2013, the Compensation Committee added Asbury Automotive, Finish Line, Hibbett Sports, Lithia Motors, Pier 1 Imports, Williams Sonoma and Zale Corporation and removed Dick’s Sporting Goods and PetSmart, resulting in the following expanded peer group of 20 companies.

•Aarons	•Advance Auto Parts	•Asbury Automotive	•AutoZone

•Big 5 Sporting Goods	•Cabela’s	•Conn’s	•Finish Line

•hhgregg	•Lithia Motors	•Midas	•Monro Muffler & Brake

•O’Reilly Automotive	•Pier 1 Imports	•RadioShack	•Rent-A-Center

•Tractor Supply	•West Marine	•Williams Sonoma	•Zales Corp.

In addition to this list of specific peer companies, in certain cases Pep Boys utilizes comparative pay data from general industry for positions where incumbents may typically be recruited from outside of the hardlines retailing sector.

The Compensation Process.

For fiscal 2013, the Compensation Committee recommended to the full Board the short- and long-term incentive plan objectives, targets and weightings and the resulting annual target total compensation levels for all of the named executive officers (other than the President & Chief Executive Officer).  These recommendations were developed with input from the President & Chief Executive Officer and the Senior Vice President - Human Resources and in consultation with Pay Governance, the Compensation Committee’s independent compensation consultant.  The Compensation Committee considered, but was not bound to and did not always accept, management’s suggestions with respect to executive compensation.  In addition, the Compensation Committee recommended to the full Board the annual total compensation level for the President & Chief Executive Officer after consulting with Pay Governance.  Our President & Chief Executive Officer was not involved in formulating recommendations as to his own compensation.

To arrive at its recommendations for compensation to be paid to our President & Chief Executive Officer and other named executive officers, the chair of the Compensation Committee scheduled and developed the agenda for committee meetings in consultation with the Senior Vice President - Human Resources.  The Senior Vice President - Human Resources was responsible for developing appropriate materials for the Compensation Committee’s review and consideration and for reviewing these materials with the chair of the Compensation Committee and Pay Governance prior to their presentation to the Compensation Committee.  The President & Chief Executive Officer, Senior Vice President — Human Resources and Senior Vice President — General Counsel & Secretary attended all committee meetings, excluding portions of meetings where their own compensation was discussed, and excluding the regular executive sessions held at the conclusion of each regularly-scheduled meeting of the Committee.

The Compensation Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement.  The Compensation Committee has direct access to outside advisors and consultants throughout the year.  In connection with establishing compensation levels for fiscal 2013, Pay Governance advised the Compensation Committee on the then-current competitiveness of our program design and total compensation levels.  Representatives of Pay Governance regularly attended committee meetings and also communicated with the chair of the Compensation Committee outside of meetings.  Pay Governance worked with management (including the President & Chief Executive Officer, Senior Vice President - Human Resources and Senior Vice President — General Counsel & Secretary) from time-to-time for purposes of gathering information and reviewing and providing input to management on proposals and materials that management presented to the Compensation Committee.  Pay Governance was engaged directly by the Compensation Committee and did not provide any additional services to the Company in fiscal 2013.

The Compensation Committee and the Board of Directors consider our overall compensation levels for the named executive officers to be reasonable and appropriate and believe that our executive compensation program achieves the objectives outlined at the beginning of this summary.

Components of Compensation.

The compensation provided our named executive officers, consists of base salaries, short-term cash incentives, long-term equity incentives, retirement plan contributions in the following proportions, at target levels:

Base Salary.  The Compensation Committee reviews base salaries annually to reflect the experience, performance and scope of responsibility of each named executive officers and to ensure that executive salaries are appropriate to retain highly qualified individuals.  The full Board measures the President & Chief Executive Officer’s individual performance during the applicable fiscal year in the areas of strategic planning and execution, leadership, financial results, management development and succession planning, key stakeholder focus, ethics and Board relations, based upon individual assessments completed by each Director.  The Compensation Committee reviews the President & Chief Executive Officer’s assessments of the other named executive officers’ individual performance during the applicable fiscal year in the areas of core and positional competencies.  Salary adjustments are then made taking into account the performance assessment, the relative position of each named executive officer’s current salary within the market range for his position, and the budgeted percentage increase for all officers as a group.

For fiscal 2013, the Compensation Committee recommended, and the full Board approved, the following salary adjustments:

Title	Salary Adjustment
President & CEO	0%
Executive Vice President	0%
Senior Vice President	2%

The starting salaries for Messrs. Adams and Flanagan were established, in consultation with Pay Governance, at levels believed necessary to induce them to join the Company with reference to their individual experience and position responsibilities, as well as peer group data for comparable executives.

Short-Term Incentives.  The named executive officers participate in our Annual Incentive Bonus Plan, which is a short-term incentive plan designed to reward the achievement of pre-established goals determined by the Compensation Committee to be critical to the Company’s success.  In order to directly align our named executive officers’ short-term incentive compensation with that of our overall performance, these pre-established goals consist entirely of corporate (as opposed to individual) objectives.  For fiscal 2013, the named executive officers’ annual short-term incentive opportunities were as follows:

		% of Base Salary
Title	Threshold	Target	Cash Cap(a)	Maximum
President & CEO	50	100	150	200
Executive Vice President	37.5	75	112.5	150
Senior Vice Presidents	22.5	45	67.5	90

(a) Amounts achieved above the “cash cap” percentage up to the “maximum” percentage are earned and paid out over the subsequent three years, assuming the executive remains employed by the Company.

For fiscal 2013,  the Compensation Committee recommended, and the full Board approved, the following objectives and associated weightings under the Annual Incentive Bonus Plan.

Objective	Weighting (%)	Threshold	Target	Cash Cap	Maximum
Net Earnings(a)	50	$13,200,000	$16,500,000	$20,625,000	$24,750,000
Comparable Store Sales Growth	30	1.9%	2.4%	3.0%	3.6%
After-Tax ROIC(b)	20	3.3%	3.8%	4.4%	5.1%
Total	100

(a)  Calculated before unusual, non-operating gains and losses.
(b)  Net Income (before unusual, non-operating gains and losses) divided by net debt plus equity.

For fiscal 2013, the Compensation Committee established target levels that it believed were achievable, but also substantially uncertain.  The Compensation Committee retains full discretion to award or withhold in its entirety, or to increase or decrease the amount of, short-term incentive plan compensation regardless of the attainment, or failure to attain, the relevant performance goal(s) (except that short-term incentive plan compensation cannot be increased in the case of compensation meant to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code).

For fiscal 2013, the Company did not achieve its threshold results against its corporate objectives, so no short-term incentive plan compensation was paid to the named executive officers, except for Mr. Flanagan for whom a pro-rata portion (based on time in position during fiscal 2013) of his short-term incentive was guaranteed at target level as an inducement to join the Company.

Update.  As more fully described above, in recognition of the increased amount of equity to be granted in fiscal 2014 (in place of historically made retirement plan contributions), a portion of which includes a return on invested capital (ROIC) component, after-tax ROIC was eliminated as a 2014 objective under our Annual Incentive Bonus Plan.  Comparable store sales growth and Net Earnings were retained as 2014 objectives with weightings of 40% and 60%, respectively.

Long-Term Incentives.  We believe that compensation through equity grants directly aligns the interests of management with that of the Company’s shareholders.  The Stock Incentive Plan provides for the grant of stock options at exercise prices equal to the fair market value (the mean of the high and low quoted selling prices) of Pep Boys stock on the date of grant, and for the grant of restricted stock units.

For the fiscal 2013 equity grants, the Compensation Committee recommended, and the full Board approved, equity grants consisting of 40% time-based vesting stock options and 60% performance-based vesting restricted stock units (PSUs).  Stock options vest over three years and have a seven-year term.  Two-thirds of the 2013 performance-based PSUs are tied to the Company achieving at least a threshold return on invested capital and one-third are tied to achieving at least a threshold level of total shareholder return measured relative to our peer group.  Both performance-based PSU metrics are measured as of the end of the ensuing three-year performance period.  The Compensation Committee then established target grant values for these long-term incentive components that when added to the other components of compensation are intended to aggregate to a total target remuneration that is competitive to the market median of our peer group.

In fiscal 2013, after considering the relative position of each named executive officer’s total compensation to the market median of our peer group, the Compensation Committee recommended, and the full Board approved, the following long-term incentive levels as a percentage of base salary.

Title	Target % of Base Salary	2013 Actual Grant as a % of Base Salary
President & CEO	120%	120%
Executive Vice President	50%	50%
Senior Vice President	40%	40%

In addition, as an inducement to join the Company, each of Messrs. Adams and Flanagan was granted restricted stock units valued at 20% of his starting base salary which vest ratably over three years.

Update.  As more fully described above, beginning in fiscal 2014, in lieu of historically made retirement plan contributions, we will increase the target percentage of base salary that long-term incentive grants represent.  Such grants will be delivered in the form of 40% PSUs, 40% stock options and 20% RSUs.

Retirement Plans.  We maintain The Pep Boys Savings Plan, which is a broad-based 401(k) plan.  Participants make voluntary contributions to the savings plan, and we match 50% of the amounts contributed by participants under the savings plan, up to 6% of salary.  Due to low levels of participation in the savings plan, the plan historically did not meet the non-discrimination testing requirements under Internal Revenue Code regulations.  As a result, the savings plan was required to make annual refunds of contributions made by our “highly compensated employees” (including the named executive officers) under the savings plan.  Beginning in 2004, we limited our officers’ contributions to the savings plan to 0.5% of their salary per year.  Given this limitation, and in order to assist our officers with their retirement savings, in fiscal 2004 we adopted a non-qualified deferred compensation plan that allows participants to defer up to 20% of their annual salary and 100% of their annual bonus.  To further encourage share ownership and more directly align the interests of management with that of its shareholders, the first 20% of an officer’s bonus deferred into Pep Boys Stock is matched by the Company on a one-for-one basis with Pep Boys Stock that vests ratably over three years.

Because the Company did not pay out bonuses under the Annual Incentive Plan to the named executive officers, no 2013 match deferrals were made.

In order to keep our executive compensation program competitive, we also maintain a Supplemental Executive Retirement Plan, or SERP, known as our Account Plan.  The Account Plan provides fixed annual contributions to a retirement account based upon the participant’s age and then current compensation in accordance with the following schedule:

If the Participant is...	Annual contribution as a percentage of cash compensation (salary + short-term cash incentive)
At least 55 years of age	19%
At least 45 years of age but not more than 54 years of age	16%
At least 40 years of age but not more than 44 years of age	13%
Not more than 39 years of age	10%

Notwithstanding the foregoing, for the first four years of a participant’s employment, the contribution percentage is limited to 10% of cash compensation.

In fiscal 2013, all named executive officers participated in the Account Plan.

In order to incent the achievement of incremental profitability, all Company contributions to the savings plan and Account Plan (on account of all associates, including the named executive officers) that would otherwise have been made during calendar 2013 were conditioned upon the Company’s achievement of a level of pre-tax income in fiscal 2012 that exceeded 2011’s level.  Because this objective was achieved, such calendar 2013 contributions were made.

Update.  As more fully described above, (i) for fiscal 2014, we eliminated the historically made Company contributions under the Deferred Compensation Plan and (ii) for calendar 2015, we will eliminate the historically made Company contributions under the Account Plan.  In place of such contributions, we will increase the target percentage of base salary that long-term incentive grants represent.

Health and Welfare Benefits.  As one element of a market-competitive compensation package, we also provide our named executive officers with health and welfare benefits, including medical and dental coverage, life insurance valued at one times salary, long term disability coverage and, only for those executives hired prior to 2011, an auto allowance.

Employment Agreements.  In 2012, we revised our Change of Control Agreements to eliminate the provision of any “gross-up” payments, restructure the severance compensation and modify the definition of a change of control, all in order to reflect current best practices in executive compensation and corporate governance.  The purpose of the Change of Control Agreements is to provide an incentive for our officers to remain in our employment and continue to focus on the best interests of Pep Boys without regard to any potential loss of employment due to a possible change of control.

In addition, our Stock Incentive Plan provides that all equity awards issued subsequent to 2012 do not automatically vest upon the occurrence of a change of control, but rather only following a business combination, asset sale or liquidation transaction if the surviving company or successor does not assume such awards or convert them into awards of equivalent value (i.e. we have put in place double trigger vesting).

We have also entered into Non-Competition Agreements with each of our named executive officers in order to prevent any of them from soliciting our employees or competing with us if they were to leave Pep Boys of their own volition.  As consideration for such restrictive covenants, the Non-Competition Agreements provide for a severance payment to be made to a named executive officer if he is terminated by the Company without “cause.”

These agreements are fully described in “Employment Agreements with Named Executive Officers” below.

Recoupment Policy (“Clawback”).  We will seek to recover, at the direction of the Compensation Committee, all or a portion of any compensation awarded or paid to a current or former Officer during the prior three fiscal years if (i) the amount of such compensation was based on the achievement of certain financial results that were subsequently the subject of a restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws and (ii) a lower award or payment would have been made to the Officer based upon the restated financial results.  If, however, the Compensation Committee determines that an Officer engaged in misconduct that resulted in the obligation to restate or knew or should have known of such misconduct and failed to take appropriate action, then we will seek to recover the related compensation regardless of the fiscal year in which it was paid.

Share Ownership Guidelines.  Our Officers are expected to hold shares equal to the following multiples of their annual salary:

Title	Multiple of Annual Salary
President & CEO	5x
Executive Vice President	3x
Senior Vice President	2x

The share ownership levels may be satisfied through direct share ownership and/or by holding unvested time-based RSUs and vested “in the money” stock options.  Officers have five years from the later of their appointment to their then current position or the establishment of a higher ownership threshold for their position (as described above) to achieve their expected ownership levels.  If in a shortfall position, (i) an officer may not sell Pep Boys Stock, (ii) all net after-tax shares acquired upon the exercise of stock options or the vesting of RSUs or PSUs must be retained and (iii) any short-term incentive award in excess of the “cash cap” level will be awarded in the form of RSUs.  All of our named executive officers are either at their expected ownership level or are making the appropriate progress thereto based upon their time in position.  In fiscal 2013, no named executive officer in a shortfall position disposed of Pep Boys Stock in violation of our share ownership guidelines.

Anti-hedging/pledging Policy.  Our Officers and Directors are prohibited from entering into contracts, instruments or other transactions or purchasing securities (a) designed to hedge against their Company stock holdings, (b) that derive their value with or in relation to the price of a share of Company stock (except for transactions under Company Stock Incentive Plans) or (c) that utilize Company stock in a margin account or pledge arrangement.

Tax and Accounting Matters.  We consider the tax and accounting impact of each element of compensation in determining the appropriate compensation structure. For tax purposes, annual compensation payable to the named executive officers generally must not exceed $1 million in the aggregate during any year to be fully deductible under Section 162(m) of the Internal Revenue Code.  The Stock Incentive Plan is currently structured with the intention that stock option grants and performance-based RSUs will qualify as “performance based” compensation that is not subject to the $1 million deduction limit under Section 162(m).  In order to compete effectively for the acquisition and retention of top executive talent, we believe that we must have the flexibility to pay salary, bonus and other compensation that may not be fully deductible under Section 162(m).  Accordingly, the Compensation Committee retains the authority to authorize payments that may not be deductible under Section 162(m) if it believes that such payments are in the best interests of Pep Boys and our shareholders.  All compensation paid to the named executive officers in fiscal 2013 was fully deductible.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based upon our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Pep Boys’ Annual Report on Form 10-K for the fiscal year ended February 3, 2014 filed with the SEC.

This report is submitted by M. Shân Atkins, Robert H. Hotz, James A. Mitarotonda and Andrea M. Weiss.

Summary Compensation Table

The following table provides information regarding the fiscal 2013 compensation for Pep Boys’ CEO, CFO and the three other executive officers in position as of the end of fiscal 2013 that received the highest compensation in fiscal 2013, as well as, a former executive.  These executives are referred to herein as the “named executive officers.”  As explained in our Compensation Discussion and Analysis, the compensation provided to our named executive officers consists of base salaries, short-term cash incentives, long-term equity incentives, retirement plan contributions and heath and welfare benefits.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (a)	Stock Awards ($) (b)	Option Awards ($) (c)	Non- Equity Incentive Plan Compen- sation ($) (d)	All Other Compen- sation ($) (e)	Total ($)

Michael R. Odell	2013	830,000	—	600,000	400,000	—	150,508	1,980,508
President & CEO	2012	823,462	—	600,000	400,000	—	17,225	1,840,687
	2011	817,693	—	660,000	440,000	90,119	42,196	2,050,008

David R. Stern	2013	400,000	—	120,000	80,000	—	41,301	641,301
EVP — CFO(f)	2012	146,154	—	200,000	—	118,350	23,714	488,218

Christopher J. Adams	2013	302,885	150,000	154,000	56,000	—	47,853	710,738
SVP — Store Ops(g)

Thomas J. Carey	2013	355,250	—	85,800	57,200	—	60,583	558,833
SVP — Chief Customer Officer(h)	2012	161,538	80,000	70,000	—	77,238	33,635	422,411

James F. Flanagan	2013	162,500	35,000	130,000	—	105,000	21,227	453,727
SVP — CHRO(i)

Scott A. Webb	2013	332,845	—	140,400	93,600	—	477,960	1,044,805
EVP — Merch,	2012	455,439	—	137,700	91,800	—	14,182	699,221
Supply Chain & Digital Operations(j)	2011	441,923	—	135,000	90,000	48,689	19,745	735,357

(a)            Represents the sign on bonuses paid to induce Messrs. Adams and Flanagan to join the Company.

(b)            Represents the grant date fair value calculated under ASC 718.

(c)             Represents the grant date fair value calculated under ASC 718.

(d)            Represents amounts earned under our Annual Incentive Compensation Plan in the year reported, that were paid, or payable but deferred at the executive officer’s election, in the following fiscal year. For fiscal 2013, such amount paid to Mr. Flanagan was guaranteed in order to induce him to join the Company.

(e)             For fiscal 2013, consists of the following dollar amounts:

	Odell	Stern	Adams	Carey	Flanagan	Webb
Contributed under our Account Plan	132,800	40,000	27,596	35,525	21,125	—

Contributed (company match) under our 401(k) Savings Plan	638	638	—	—	—	—

Paid as an auto allowance	16,000	—	—	—	—	9,346

Representing group term life insurance premiums	1,070	663	257	441	102	434

For Messrs. Adams and Carey also includes $20,000 and $24,617, respectively, of relocation expenses.

For Mr. Webb also includes a severance payment of $468,180.

(f)              Mr. Stern joined Pep Boys on September 10, 2012.

(g)             Mr. Adams joined Pep Boys on March 11, 2013

(h)            Mr. Carey joined Pep Boys on August 6, 2012.

(i)                Mr. Flanagan joined Pep Boys on August 19, 2013.

(j)               Mr. Webb ceased his employment with Pep Boys on September 23, 2013.

Grants of Plan Based Awards

The following table shows (i) potential payouts under our short-term incentive program assuming specified pre-established corporate objectives were achieved in fiscal 2013, (ii) the customary annual equity grants made in fiscal 2013 in respect of fiscal 2012 service and (iii) inducement grants made to named executive officers that joined the Company in fiscal 2013.

							All
							Other
						All	Option		Grant
						Other	Awards:		Date
						Stock	Number		Fair
						Awards:	of		Value of
						Number	Securi-	Exercise	Stock
		Estimated Potential Payouts Under				of	ties	or Base	and
		Non-Equity Incentive Plan Awards(a)				Shares	Underly-	Price of	Option
		Thres-		Cash		of Stock	ing	Option	Awards
	Grant	hold	Target	Cap	Maximum	or Units	Options	Awards	($)
Name	Date	($)	($)	($)	($)	(#)	(#)	($/Sh)	(b)

Michael R. Odell	—	415,000	830,000	1,245,000	1,660,000	—	—	—	—
	03/13/13	—	—	—	—	—	76,775	11.855	400,000
	03/13/13	—	—	—	—	50,633	—	—	600,000

David Stern	—	150,000	300,000	450,000	600,000	—	—	—	—
	03/13/13	—	—	—	—	—	15,355	11.855	80,000
	03/13/13	—	—	—	—	10,127	—	—	120,000

Christopher J. Adams	—	78,750	157,500	236,250	315,0000	—	—	—	—
	03/11/13	—	—	—	—	5,973	—	—	70,000
	03/13/13	—	—	—	—	—	10,749	11.855	56,000
	03/13/13	—	—	—	—	7,089	—	—	84,000

Thomas J. Carey	—	80,325	160,650	240,975	321,300	—	—	—	—
	03/13/13	—	—	—	—	—	10,979	11.855	57,200
	03/13/13	—	—	—	—	7,241	—	—	85,800

James F. Flanagan	—	36,562	73,125	109,688	146,250	—	—	—	—
	08/26/13	—	—	—	—	11,102	—	—	130,000

(a)                 These columns reflect threshold, target, cash cap and maximum amounts that were potentially payable under our Annual Incentive Bonus Plan to our named executive officers if certain corporate targets pre-established by our Compensation Committee were achieved in fiscal 2013.  Amounts for Mr. Flanagan are pro rated based upon his time in service.  See “Compensation Discussion and Analysis” for a full discussion of our Annual Incentive Bonus Plan and “Summary Compensation Table” for amounts actually earned in fiscal 2013.

(b)                Represents the grant-date fair value calculated under ASC 718.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows information regarding unexercised stock options and unvested RSUs held by the named executive officers as of February 1, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Yet Vested ($) (a)

Michael R. Odell	6,000	0		14.7750	9/17/2014	—		—
	10,000	0		12.0600	2/28/2015	—		—
	400,000	0		3.1200	2/26/2016	—		—
	93,458	0		10.2700	3/30/2017	—		—
	54,221	27,110	(b)	12.3000	3/29/2018	—		—
	28,551	57,102	(c)	9.9800	9/12/2019	—		—
	0	76,775	(d)	11.855	3/13/2020	—		—
	—	—		—	—	52,885	(e)	631,447
	—	—		—	—	60,120	(f)	717,833
	—	—		—	—	50,633	(g)	604,558

David R. Stern	0	15,355	(d)	11.855	3/13/2020	—		—
	—	—		—	—	13,440	(h)	160,474
	—	—		—	—	10,127	(g)	120,916

Christopher J. Adams	0	10,749	(d)	11.855	3/13/2020	—		—
	—	—		—	—	5,973	(i)	71,318
	—	—		—	—	7,089	(g)	84,683

Thomas J. Carey	0	10,979	(d)	11.855	3/13/2020	—		—
	—	—		—	—	5,045	(j)	60,237
	—	—		—	—	7,241	(g)	86,458

James F. Flanagan	—	—		—	—	11,102	(k)	132,558

(a)         Based upon the closing price of a share of Pep Boys Stock on January 31, 2014 ($11.94).

(b)         Such options became exercisable on March 29, 2014.

(c)          One-half of such options become exercisable on each of September 12, 2014 and 2015.

(d)         One-third of such options became/become exercisable on each of March 13, 2014, 2015 and 2016.

(e)          Such RSUs expired without vesting on February 1, 2014.

(f)           Such RSUs will vest on September 12, 2015 if the Company achieves certain predetermined performance criteria.

(g)          Such RSUs will vest on March 13, 2016 if the Company achieves certain predetermined performance criteria.

(h)         One-half of such RSUs will vest on each of September 10, 2014 and 2015.

(i)             One-third of such RSUs vested/will vest on each of March 11, 2014, 2015 and 2016.

(j)            One-half of such RSUs will vest on each of August 6, 2014 and 2015.

(k)         One-third of such RSUs will vest on each of August 26, 2014, 2015 and 2016.

Option Exercises and Stock Vested Table

During fiscal 2013, no named executive officer exercised any stock options.  The following table shows information regarding RSUs held by the named executive officers that vested during fiscal 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(a)

David R. Stern	—	—	6,720	80,909
Thomas J. Carey	—	—	2,523	31,739

Based upon the closing price of a share of Pep Boys Stock on the vesting date.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

As explained in our Compensation Discussion and Analysis, set forth below is information regarding benefits under our non-qualified defined contribution plan (our Account Plan) and Deferred Compensation Plan for our named executive officers.  The Account Plan is a retirement plan pursuant to which we make annual contributions based upon a named executive officer’s age and then current compensation.  In order to further assist our named executive officers with their retirement savings, the Deferred Compensation Plan allows participants to defer up to 20% of their annual salary and 100% of their annual bonus.  In order to further encourage share ownership and more directly align the interests of named executive officers with that of our shareholders, the first 20% of an executive’s bonus deferred into Pep Boys Stock is matched by the Company on a one-for-one basis with Pep Boys Stock that vests over three years.

Nonqualified Defined Contribution Plan (our Account Plan)

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Michael R. Odell	—	132,800	65,459	—	711,715
David R. Stern	—	40,000	—	—	40,000
Christopher J. Adams	—	27,596	—	—	27,596
Thomas J. Carey	—	35,525	—	—	35,525
James F. Flanagan	—	21,125	—	—	21,125
Scott A. Webb	—	—	3,294	—	177,936

Nonqualified Deferred Compensation Plan

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Forfeitures ($)	Aggregate Balance at Last FYE ($)

Michael R. Odell	—	—	58,647	—	—	972,710
David R. Stern	—	—	2,360	—	—	49,700
Thomas J. Carey	—	—	415	—	—	31,311
Scott A. Webb	—	—	(3,254)	—	—	67,803

Employment Agreements with Named Executive Officers

Change of Control Agreements.  We have agreements with each named executive officer that provide each named executive officer with a payment equal to two times the value of their annual salary, target bonus and welfare benefits (but not retirement benefits or auto allowances) and the vesting of all equity awards if such officer is terminated within two years following a change of control.  A trust agreement has been established to better assure the named executive officers of the satisfaction of Pep Boys’ obligations under their employment agreements following a change of control.  For the purposes of these agreements, a change of control shall be deemed to have taken place if:

•          incumbent directors (those in place on, or approved by two-thirds of those in place on, the date of the execution of the agreements) cease to constitute a majority of our Board;

•          any person becomes the beneficial owner of 35% or more of our voting securities;

•          the consummation of business combination transaction, unless immediately thereafter (1) more than 50% of the voting power of the resulting entity is represented by our shareholders immediately prior to such transaction, (2) no person is the beneficial owner of more than 20% of the resulting entity’s voting securities and (3) at least a majority of the directors of the resulting entity were incumbent directors;

•          a sale of all or substantially all of our assets; or

•          the approval of a complete liquidation or dissolution of Pep Boys.

Non-Competition Agreements.  In exchange for a severance payment equal to one year’s base salary upon the termination of their employment without cause, each of our named executive officers has agreed to customary covenants regarding, competition and confidentiality during their employment and for one year thereafter.

Potential Payments Upon Termination or Change of Control

The following table shows information regarding the payments and benefits that each named executive officer would have received under his Non-Competition Agreement assuming that he was terminated without cause as of February 1, 2014.

Name	Cash Payment ($)

Michael R. Odell	830,000
David R. Stern	400,000
Christopher J. Adams	350,000
Thomas J. Carey	357,000
James F. Flanagan	325,000

The following table shows information regarding the payments and benefits that each named executive officer would have received under his Change of Control Agreement assuming that he was terminated immediately upon a change of control as of February 1, 2014.

Name	2X Base Salary ($)	2X Target Bonus ($)	2X Health and Welfare Benefits ($)	Value of Accelerated Vesting of Outstanding Equity Awards ($)(a)	Total ($)

Michael R. Odell	1,660,000	1,660,000	46,524	2,072,254	5,438,808
David R. Stern	800,000	600,000	21,989	282,695	1,704,684
Christopher J. Adams	700,000	315,000	11,218	156,874	1,393,092
Thomas J. Carey	714,000	321,300	21,545	147,628	1,204,473
James F. Flanagan	650,000	292,500	7,982	132,558	1,083,040

(a)   Represents the value of the accelerated vesting of all “in the money” stock options and RSUs at the closing price of a share of PBY Stock on February 1, 2014 ($11.94).

(ITEM 2) ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, we are seeking advisory shareholder approval of the compensation of our named executive officers as disclosed in the section of this proxy statement titled “EXECUTIVE COMPENSATION.”  Shareholders are being asked to vote on the following advisory resolution:

Resolved, that the compensation of Pep Boys’ named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion is hereby approved.

The compensation of our named executive officers is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, the Compensation Committee and the full Board believe, promote the creation of long-term shareholder value.  As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance based compensation, the terms of our Annual Incentive Bonus Program and long-term incentive awards, as well as the terms of our employment agreements with the named executive officers, are all designed to enable Pep Boys to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the full Board believe that the design of our executive compensation program and the compensation awarded to named executive officers thereunder, fulfill this objective.

The Company’s shareholders previously voted in favor of an annual frequency of future advisory votes on executive compensation.

Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation program implements our compensation philosophy.

Although the vote is non-binding, the Compensation Committee and full Board will review the voting results in connection with their ongoing evaluation of our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR”
APPROVAL OF THE FOREGOING ADVISORY RESOLUTION

(ITEM 3)     PROPOSAL TO RATIFY THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm with respect to the consolidated financial statements of Pep Boys and its subsidiaries for fiscal 2014.  Deloitte & Touche LLP served as our independent registered public accounting firm for fiscal 2013.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires to do so.  The representative is also expected to be available to respond to appropriate questions of shareholders.

If the shareholders do not ratify the appointment of Deloitte & Touche LLP, another independent registered public accounting firm recommended by the Audit Committee will be considered by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR”

THE RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(ITEM 4) RE-APPROVAL OF OUR
ANNUAL INCENTIVE BONUS PLAN
TO ALLOW CERTAIN AMOUNTS PAID UNDER THE PLAN TO CONTINUE TO BE DEDUCTIBLE
UNDER SECTION 162(m) OF THE INTERNAL REVENUE CODE

We are re-submitting The Pep Boys — Manny, Moe & Jack Annual Incentive Bonus Plan (the “Bonus Plan”) for shareholder approval so that the Compensation Committee may continue to award bonuses under the Bonus Plan that qualify for the performance-based compensation exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  The Bonus Plan, including the material terms of the performance goals, was last approved by our shareholders at our 2009 Annual Meeting.  Section 162(m) of the Code generally requires re-approval of the material terms of the performance goals under an incentive program, such as the Bonus Plan, every five years in order for a company to continue to have the ability to grant awards that qualify as performance-based compensation under Section 162(m) of the Code.  The material terms for which approval is being sought include the performance criteria used to determine whether such awards intended as qualified performance-based compensation under Section 162(m) of the Code will be paid, the eligibility requirements for such awards, and the maximum amount that may be paid to any participant under the Bonus Plan.

The Bonus Plan provides for the award of cash bonuses to eligible employees based on their achievement of certain preset performance objectives, be it company-wide, departmental or, where appropriate, individual performance, over our fiscal year.  The Board of Directors believes that the Bonus Plan furthers our compensation structure and strategy and encourages results-oriented actions on the part of our eligible employees.  Employees holding officer or director level positions are eligible to participate in the Bonus Plan.  Section 162(m) of the Code permits us to deduct “qualified performance-based compensation” in excess of $1,000,000 in any taxable year to our President & Chief Executive Officer and certain of our other executive officers, if, among other things, the material terms of the performance-based compensation have been approved by our shareholders.  The Board of Directors believes that our interests, as well as the interests of our shareholders, will be advanced if we continue to have the ability to structure incentive awards under the Bonus Plan that qualify for the exemption from the $1,000,000 deduction limitation under Section 162(m) of the Code.  If our shareholders approve this proposal, we will continue to have the ability to provide performance-based bonuses to our officer and director level employees under the Bonus Plan that will meet the requirements of Section 162(m) of the Code.

If our shareholders do not approve this proposal, the Bonus Plan will continue; however, the Compensation Committee will no longer be able to grant awards under the Bonus Plan that qualify for the qualified performance-based exemption under Section 162(m) of the Code.

The material terms of the Bonus Plan are summarized below.  A copy of the Bonus Plan is attached to this Proxy Statement as Exhibit A.  This summary of the Bonus Plan is not intended to be a complete description of the Bonus Plan and is qualified in its entirety by the text of the Bonus Plan, to which reference is made.

Material Features of the Bonus Plan

Types of Awards.  The Bonus Plan provides that incentive awards may be granted that qualify as qualified performance-based compensation under Section 162(m) of the Code.  In addition to such awards, awards may be granted under the Bonus Plan that do not qualify as such; provided, however, that in no event may any award be granted under the Bonus Plan in substitution or replacement of an award intended to qualify as qualified performance-based compensation under Section 162(m) of the Code.  If our shareholders do not approve this proposal, we will no longer be able to issue incentive awards under the Bonus Plan that qualify for exemption from the $1,000,000 deduction limitation under Section 162(m) of the Code.  All incentive awards payable under the Bonus Plan are paid in cash.

Administration.  The Bonus Plan is administered by the Compensation Committee.  As such, the Compensation Committee has the power and authority to take all actions and make all determinations which it deems necessary or desirable to effectuate, administer and interpret the Bonus Plan.  The Compensation Committee has the power and authority to extend, amend, modify and terminate the Bonus Plan at any time; however, the Compensation

Committee does not have the power to amend or modify any provision of the Bonus Plan without shareholder approval in a manner that would affect the terms of the Bonus Plan applicable to any bonus intended to constitute qualified performance-based compensation under Section 162(m) of the Code, if shareholder approval is required under Section 162(m) of the Code.  As administrator of the Bonus Plan, the Compensation Committee’s authority includes, without limitation, the right to select participants, to determine each participant’s minimum, maximum and target bonus amounts (each expressed as a percentage of the participant’s base salary), to determine the time or times of paying bonuses, to establish and approve corporate and individual performance goals and the relative weightings of the goals, to approve bonuses under the Bonus Plan, to change the performance period for bonuses, to decide the facts in any case arising under the Bonus Plan and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Bonus Plan.  All actions taken, and all determinations made, by the Compensation Committee are final, binding and conclusive on all parties, including us and Bonus Plan participants.

Eligibility and Participation.  Our officer and director level employees are eligible to participate in the Bonus Plan for each fiscal year, or portion thereof in which the employee holds such position, unless excluded from participation by the Compensation Committee.  Members of our Board of Directors who are not our employees are not eligible to participate in the Bonus Plan.

As soon as practicable, but no later than ninety days after the beginning of the performance period, the Compensation Committee will determine the employees who will be participants for the performance period.  Subject to certain limited exceptions described below, an employee must be actively employed on the last day of the performance period in order to be eligible to receive a bonus for that period.  Unless the Compensation Committee determines otherwise, employees who become eligible to participate in the Bonus Plan after the performance period has begun will receive a prorated bonus for the performance period in which they first become eligible.  Participants in the Bonus Plan will also be eligible to participate in such other bonus, sales incentive plan or other compensation programs as we may establish.  Each participant in the Bonus Plan will earn bonuses at one of a pre-determined number of bonus.  If a participant is employed at more than one bonus level during a performance period, the total bonus amount for which such participant will be eligible to receive will be prorated based on the period of time during the performance period that such individual was employed at each bonus level.  All of our 22 officers and 248 additional employees are eligible and have been selected to participate in the Bonus Plan.

Performance Period.  Unless the Compensation Committee determines otherwise, the performance period for which the performance goals will be measured will be our fiscal year.

Establishment of Plan Components.  Within the first ninety days of each performance period, the Compensation Committee will determine (i) the participants; (ii) the minimum, target and maximum performance levels for each of the objective business criteria being used; (iii) the relative weightings of the respective objective business criteria being used; (iv) the minimum, target, and maximum bonus amounts (each expressed as a percentage of base salary) at each bonus level; and (v) the percentages of the bonus amounts (which percentages may be different for each participant) that are attributable to the performance during the performance period; provided, however, that in the case of any bonus designated as qualified performance-based compensation for purposes of Section 162(m) of the Code, the Compensation Committee will make such determinations no later than ninety days after the beginning of the performance period or the date on which 25% of the performance period has been completed, whichever is earlier.  To the extent a bonus is designated as qualified performance-based compensation under Section 162(m) of the Code, no such bonus will be made as an alternative to any other award that is not designated as qualified performance-based compensation and such bonus will be separate and apart from all other awards made.

For purposes of the Bonus Plan, base salary means the participant’s base salary for the fiscal year, which includes amounts the participant elects to forego to our Deferred Compensation Plan (other than equity-based deferred compensation), and amounts the participant elects to forego under our 401(k) plan.  Base salary does not include any amount attributable to any bonuses paid or accrued, whether or not pursuant to a plan or program.

Section 162(m) of the Code requires us to establish a maximum annual bonus that can be paid to any individual under the Bonus Plan.  As a result, the Bonus Plan provides that the maximum amount that can be paid for a bonus designated as qualified performance-based compensation under the Bonus Plan that is payable to a participant for any fiscal year is $3,000,000.

Performance Goals.  For any bonus under the Bonus Plan designated to qualify as qualified performance-based compensation under Section 162(m) of the Code, the performance goals will be based on pre-established, objective business criteria and will be set forth in writing by the Compensation Committee within the period required under Section 162(m) of the Code.  The relevant business criteria will be one or more of the following:  (1) return on total shareholder equity; (2) earnings per share of Pep Boys Stock; (3) net income (before or after taxes); (4) earnings before interest, taxes, depreciation and amortization; (5) sales or revenue targets; (6) return on assets, capital or investment; (7) cash flow; (8) market share; (9) cost reduction goals; (10) budget comparisons; (11) implementation or completion of projects or processes strategic or critical to our business operation; (12) measures of customer satisfaction; and/or (13) any combination of, or a specified increase in, any of the foregoing.  The performance goals established by the Compensation Committee may be based upon the attainment of specified levels of our performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of one of our business units or divisions or any subsidiary.  The Compensation Committee will determine the objective business criteria upon which the performance goals are based and the weight to be accorded each.

In addition, the performance goals for bonuses that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code will satisfy the other requirements of “qualified performance-based compensation” of Section 162(m) of the Code, including the requirement that the achievement of the performance goals be substantially uncertain at the time they were established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the applicable performance measures have been met.

For any bonus under the Bonus Plan not designated to qualify as qualified performance-based compensation under Section 162(m) of the Code, the performance goals may be based on one or more of the objective business criteria listed above and/or such other individual or small team performance measures or goals, whether quantitative or qualitative, as may be determined by the Compensation Committee in its sole discretion.

The Compensation Committee may, at any time prior to the final determination of the bonus amounts payable, change a participant’s minimum, maximum and/or target bonus amounts or assign a different minimum, maximum and/or target bonus amount to reflect a change in the participant’s level of responsibility or position during the performance period; provided, however, that no such changes may be made with respect to any bonus designated as qualified performance-based compensation for purposes of Section 162(m) of the Code under the Bonus Plan.

Earning Bonuses.  Generally, a participant earns a bonus for a performance period based on the level of achievement of the performance goals established by the Compensation Committee for that period.  Except for bonuses designated as qualified performance-based compensation under Section 162(m) of the Code, bonus amounts may be increased or decreased at the discretion of the Compensation Committee.  Bonuses designated as qualified performance-based compensation for purposes of Section 162(m) of the Code may only be decreased at the discretion of the Compensation Committee; however, in no event will a reduction in one participant’s bonus result in an increase to another bonus as designated qualified performance-based compensation.

Determination and Payment of Bonuses.  Within sixty days after the end of the performance period, the performance goals will be measured and the resulting bonus amounts for participants will be approved by the Compensation Committee.  If a bonus is designated as qualified performance-based compensation under Section 162(m) of the Code, the Compensation Committee will certify in writing prior to payment of such bonus that the applicable performance measures were in fact achieved.

Upon certification of the achievement of the applicable performance goals by the Compensation Committee, a participant’s bonus will normally be payable in a single lump sum cash payment as soon as practicable following the close of the performance period, but not later than ninety days after the close of the performance period; provided, however, that a participant may elect to defer receipt of his or her bonus under our Deferred Compensation Plan consistent with the requirements of Section 409A of the Code.

Limitations on Payment of Bonuses.  Generally, a participant must be employed on the last day of a performance period to receive payment of a bonus under the Bonus Plan.  However, if a participant dies, becomes disabled or retires (as defined in the Bonus Plan), the participant will be eligible to receive a pro-rated bonus, based on the number of days employed during the performance period and the amount that would have been paid if the participant had been employed for the entire performance period based on the level of achievement of the performance goals, paid at the same time bonuses are paid under the Bonus Plan.  In no event will payment of a bonus be paid prior to the end of the performance period to which it relates.  If payments are to be made under the Bonus Plan after a participant’s death, such payments shall be made to the personal representative of the participant’s estate.

Amendment and Termination of Bonus Plan.  The Compensation Committee has the authority to extend, amend, modify or terminate the Bonus Plan at any time; provided that the Compensation Committee may not amend the Bonus Plan without obtaining shareholder approval if shareholder approval is required under Section 162(m) of the Code.

New Bonus Plan Benefits.  The amounts payable under the Bonus Plan for 2014 cannot be determined until after the 2014 fiscal year is completed and achievement of the various performance goals is determined.  Accordingly, the benefits or amounts of bonuses, if any, that will be received by or allocated to: (a) our President & Chief Executive Officer; (b) each of our other then current Named Executive Officers; (c) the executive officers of the Company as a group; and (d) Officers who are not executive officers as a group, are not yet determinable.  However, the following table sets forth the threshold, target, and maximum amounts that are potentially payable under our Annual Incentive Bonus Plan to our named executive officers if certain corporate targets pre-established by our Compensation Committee are achieved in fiscal 2014.

Name	Threshold ($)	Target ($)	Maximum ($)

Michael R. Odell	415,000	830,000	1,660,000
David R. Stern	152,250	304,500	609,000
Christopher J. Adams	79,931	159,863	319,725
Thomas J. Carey	80,325	160,650	321,300
James F. Flanagan	73,125	146,250	292,500
Executive Officers as a Group (8 persons)	1,033,782	2,067,564	4,135,128
Officers (non-Executive) as a Group (14 persons)	603,008	1,206,015	2,412,031

With respect to fiscal year 2013, no amounts were paid to our Named Executive Officers under the Bonus Plan, except that Mr. Flanagan received a $105,000 guaranteed bonus as an inducement for him to join the Company.

Federal Income Tax Consequences.

The following description of the federal income tax consequences of bonuses under the Bonus Plan is a general summary.  State, local and other taxes may also be imposed in connection with bonuses.  This discussion is intended for the information of shareholders considering how to vote at the annual meeting and not as tax guidance to individuals who participate in the Bonus Plan.

Tax Deductibility under IRC Section 162(m).  Section 162(m) of the Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year, but contains an exception for “qualified performance-based compensation”.  The Bonus Plan has been drafted and is intended to be administered in a manner that would enable bonuses paid to the Named Executive Officers to satisfy the requirements for “qualified performance-based compensation”.

To the extent bonuses under the Bonus Plan satisfy the requirements for qualified performance-based compensation under Section 162(m) or are otherwise deductible as compensation, we will be entitled to a corresponding tax deduction in the year the bonus is paid.

Tax Treatment of Bonuses.  The participants will recognize ordinary compensation income with respect to any bonus payable under the Bonus Plan at the time such bonus is paid.  Accordingly, if a participant elects to defer receipt of one or more bonuses under our Deferred Compensation Plan, he or she will not recognize ordinary compensation income until such time as those amounts are subsequently distributed.  In general, we will be entitled to a corresponding federal income tax deduction at the time the participant recognizes ordinary compensation income.

Tax Withholding.  We will deduct from all bonuses, any federal, state or local taxes required by law to be withheld with respect thereto.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR”

THE RE-APPROVAL OF OUR ANNUAL INCENTIVE BONUS PLAN

TO ALLOW CERTAIN AMOUNTS PAID UNDER THE PLAN TO CONTINUE TO BE DEDUCTIBLE
UNDER SECTION 162(m) OF THE INTERNAL REVENUE CODE

(ITEM 5)  PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT OF
OUR STOCK INCENTIVE PLAN TO EXTEND ITS TERM THROUGH DECEMBER 31, 2019 AND TO
PROVIDE AN ADDITIONAL 2,000,000 SHARES AVAILABLE FOR AWARD ISSUANCES THEREUNDER

On April 8, 2014, our Board of Directors, subject to shareholder approval at the 2014 Annual Meeting, approved The Pep Boys — Manny, Moe & Jack 2014 Stock Incentive Plan, which is an amendment and restatement of The Pep Boys — Manny, Moe & Jack 2009 Stock Incentive Plan, (which, as proposed to be amended and restated, we refer to as the “Stock Incentive Plan”).  The amendments included in the Stock Incentive Plan would:

•     increase by an additional 2,000,000 shares the total number of shares of Pep Boys Stock authorized for issuance under the Stock Incentive Plan from 6,000,000 shares to 8,000,000 shares;

•     extend the term of the Stock Incentive Plan so that it will expire on December 31, 2019, as opposed to December 31, 2014;

•     rename The Pep Boys — Manny, Moe & Jack 2009 Stock Incentive Plan to The Pep Boys — Manny, Moe & Jack 2014 Stock Incentive Plan; and

•     make certain clarifications to the terms of the Stock Incentive Plan.

In addition, shareholder approval of the Stock Incentive Plan is being sought (i) to enable the compensation attributable to grants of stock options under the Stock Incentive Plan to continue to qualify for an exemption from the $1,000,000 deduction limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (see discussion of “Section 162(m)” under “Federal Income Tax Consequences” below), (ii) in order for incentive stock options to continue to meet the requirements of the Code, (iii) to enable the compensation attributable to performance-based restricted stock, phantom unit and dividend equivalent awards on phantom units to continue to qualify for the performance-based compensation exemption under Section 162(m) of the Code and (iv) in order to meet New York Stock Exchange listing requirements.

The Stock Incentive Plan was originally adopted in 1999 as The Pep Boys — Manny, Moe & Jack 1999 Stock Incentive Plan and was subsequently amended and restated several times and renamed as The Pep Boys — Manny, Moe & Jack 2009 Stock Incentive Plan (the “Current Plan”).  The Current Plan is scheduled to terminate by its terms on December 31, 2014 and there are currently 1,034,793 shares of Pep Boys Stock available for issuance and 2,652,166 shares of Pep Boys Stock subject to outstanding awards under the Current Plan.  The Board of Directors believes that the continuing ability to grant awards under the Stock Incentive Plan will further our compensation structure and strategy and align the interest of our key personnel with that of our shareholders.  In addition, these awards will provide our key personnel with an additional incentive to devote themselves to our success and also improves our ability to attract and retain individuals who will help us achieve sustained growth and financial success.

In order to continue to meet the objectives outlined above, the Stock Incentive Plan will extend the term to December 31, 2019 and provide for 2,000,000 additional shares that may granted, which our Board of Directors believes will be sufficient for future grants under the Stock Incentive Plan for the next three years  The other amendments are designed primarily to clarify certain terms thereof.

If approved by our shareholders, the Stock Incentive Plan will become effective on June 11, 2014.  If the shareholders do not approve the Stock Incentive Plan, the amendment and restatement of the Current Plan will not become effective, no further awards will be issued under the Current Plan after December 31, 2014 and the additional 2,000,000 shares will not be authorized for issuance under the Current Plan.

The Board of Directors unanimously recommends that the shareholders approve the amendment and restatement of the Stock Incentive Plan, which includes the extension of the term to December 31, 2019 and an increase in the number of shares available for awards under the Stock Incentive Plan by 2,000,000 shares to a total of 8,000,000 shares.

The material terms of the Stock Incentive Plan (as proposed to be amended and restated) are summarized below.  This summary of the Stock Incentive Plan is not intended to be a complete description of the Stock Incentive Plan and is qualified in its entirety by the actual text of the Stock Incentive Plan, which is attached to this Proxy Statement as Exhibit A.

Material Features of the Stock Incentive Plan

General.  The Stock Incentive Plan provides that awards may be in any of the following forms: (i) incentive stock options, (ii) nonqualified stock options and (iii) restricted stock (including phantom units convertible into shares of Pep Boys Stock).

If the shareholders approve the 2,000,000 share increase in the number of shares authorized for issuance under the Stock Incentive Plan, the Stock Incentive Plan will authorize 8,000,000 shares of Pep Boys Stock for issuance, subject to adjustments in certain circumstances as described below.  If a stock option terminates or expires without having been fully exercised for any reason, or if any shares of Pep Boys Stock with respect to an award of restricted stock or phantom units is forfeited for any reason, the shares subject to such award may again be the subject of an award under the Stock Incentive Plan.

The Stock Incentive Plan provides that the maximum aggregate number of shares of Pep Boys Stock that may be granted to any individual during any calendar year is 500,000 shares, subject to adjustment as described below.  The maximum aggregate number of shares of Pep Boys Stock that may be granted pursuant to stock options to any individual under the Stock Incentive Plan during any calendar year is 500,000 shares, subject to adjustment as described below.  The maximum aggregate number of shares of Pep Boys Stock that may be granted pursuant to restricted stock grants (which includes phantom units convertible into shares of Pep Boys Stock) that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code to any individual during any calendar year is 500,000 shares, subject to adjustment as described below.

Participants may not accrue dividend equivalents during any calendar year under the Stock Incentive Plan in excess of $250,000.

If approved by our shareholders, the Stock Incentive Plan will become effective on June 11, 2014.

Administration.  The Stock Incentive Plan is currently administered and interpreted by the Compensation Committee.  The Compensation Committee has plenary authority and absolute discretion to (i) determine the key employees and members of the Board of Directors (including directors who are not employees) to whom and the times and the prices at which awards will be granted, (ii) determine the type of award to be granted and the number of shares of Pep Boys Stock subject to such awards, (iii) determine the vesting conditions with respect to awards of restricted stock and phantom units and the time or times after which stock options will become exercisable, (iv) determine whether or not stock options are intended to qualify as an incentive stock option, (v) determine the duration of the restricted period and the restrictions and conditions to be imposed with respect to each award, (vi) adopt guidelines separate from the Stock Incentive Plan that set forth the specific terms and conditions for awards under the Stock Incentive Plan and (vii) approve the form and terms and condition of the award agreements for awards granted under the Stock Incentive Plan, all subject to the express provisions of the Stock Incentive Plan.  The interpretations and constructions of the Compensation Committee are final, binding and conclusive on all persons having an interest in the Stock Incentive Plan or in any award granted under the Stock Incentive Plan.

Eligibility for Participation.  All of our key employees and those of our affiliates are eligible for grants under the Stock Incentive Plan.  Also, all non-employee members of the Board of Directors are eligible to receive grants under the Stock Incentive Plan.  The Compensation Committee, in its sole discretion, will determine whether an individual qualifies as a key employee.  As of April 7, 2014, 187 employees and eight non-employee directors were eligible to receive awards under the Stock Incentive Plan.

Types of Awards

Stock Options

The Compensation Committee may grant stock options intended to qualify as incentive stock options within the meaning of Section 422 of the Code (“ISOs”) or so-called “nonqualified stock options” that are not so intended to qualify (“NQSOs”) or any combination of ISOs and NQSOs.  Anyone eligible to participate in the Stock Incentive Plan may receive a grant of NQSOs.  Only our employees and those of our affiliates, which qualify as a parent or subsidiary corporation under Section 424 of the Code, may receive a grant of ISOs.  The aggregate number of shares of Pep Boys Stock that may be issued under the Stock Incentive Plan as ISOs is 8,000,000 shares, and all shares issued under the Stock Incentive Plan as ISOs shall count against the total authorized shares of Pep Boys Stock authorized for issuance under the Stock Incentive Plan.

The Compensation Committee fixes the exercise price per share for stock options on the date of grant.  The exercise price of an NQSO or ISO granted under the Stock Incentive Plan will be at least 100% of the fair market value of the underlying shares of Pep Boys Stock on the date of grant.  However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of a share of Pep Boys Stock on the date of grant.  To the extent the aggregate fair market value of the shares of Pep Boys Stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.  The current measure of fair market value on the day of grant, which will continue to be applicable immediately following adoption of the Stock Incentive Plan, is the mean between the highest and lowest quoted selling prices of the shares of Pep Boys Stock on the day of grant.

The Compensation Committee determines the term of each stock option; provided, however, that the term may not exceed ten years from the date of grant and, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding stock, the term for such person may not exceed five years from the date of grant.  The period during which a stock option will become exercisable is determined by the Compensation Committee and specified in the grant agreement.  Stock options, once they become exercisable, may be exercised while the grantee is employed by or providing service to us or an affiliate or within a specified period of time after such termination of employment or service.  Unless the Compensation Committee determines otherwise or the earlier termination occurs on account of the term of the stock option, stock options are exercisable (i) 60 days after the grantee’s termination of employment or service if such termination is for any reason other than on account of disability, death or cause (or for any other reason described in subsection (iii) below), (ii) 180 days after the grantee’s termination of employment or service if such termination is on account of death or disability, (iii) in the case of an employee, immediately upon termination of employment if such termination of employment is on account of cause, a willful breach of a grantee’s employment contract, an act of disloyalty to us or one of our affiliates, disclosure or misuse of trade secrets or confidential information, or (iv) in the case of a non-employee director, immediately if there occurs certain intentional acts that are adverse to us or one of our affiliates.

A grantee may exercise a stock option by paying cash, through a certified check payable to us or by such other mode of payment as the Compensation Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board or through a net exercise.  The Compensation Committee may also permit a grantee to exercise a stock option through payment of shares, subject to certain conditions that the Compensation Committee deems appropriate.

Restricted Stock/Phantom Units

The Compensation Committee may grant awards of restricted stock and phantom units to anyone eligible to participate in the Stock Incentive Plan.  Awards of restricted stock are grants of shares of Pep Boys Stock that are subject to a vesting condition, while awards of phantom units are phantom rights that are convertible to an equivalent number of shares of Pep Boys Stock if certain vesting and other conditions are satisfied.  The Compensation Committee determines the number of shares of Pep Boys Stock subject to an award of restricted stock and phantom units.  The Compensation Committee will determine the restriction period for awards of restricted stock and phantom units, provided that no such awards will vest prior to one year from the date of grant of such award.  Unless the Compensation Committee determines otherwise, during the period from the date a restricted stock grant is awarded to the date the restriction period for such award expires, the grantee will be entitled to all rights of a shareholder, including the right to vote the shares of Pep Boys Stock and to receive dividends and other distributions declared on such shares from time to time, as distributed.  With respect to grants of phantom units, the grantee will not have any rights as a shareholder until such date the phantom units are redeemed as shares of Pep Boys Stock; however, subject to the determination of the Compensation Committee, the grantee may receive dividend equivalents on such units as if they were shares of Pep Boys Stock and the equivalent of other distributions declared on the shares of Pep Boys Stock from time to time.  Dividend equivalents may be accrued as a cash obligation, or may be converted to additional phantom units for the grantee, as determined by the Compensation Committee.  With respect to any dividends or distributions on performance-based restricted stock (or equivalents of such in connection with phantom units), the Compensation Committee shall determine whether such dividends and distributions will be withheld by us and whether they will be subject to the same vesting and forfeiture provisions applicable to the award of restricted stock (or phantom units).  The Compensation Committee shall determine whether interest shall be paid on such amounts withheld, the rate of any such interest, and the other terms applicable to such withheld amounts.  Dividend equivalents may be paid out in cash or Pep Boys Stock, or a combination of the two, at the Compensation Committee’s election.

The Compensation Committee may permit or require a grantee to defer receipt of the payment of the delivery of shares that would otherwise be due to the grantee in connection with any award of phantom units, subject to the applicable requirements of Section 409A of the Code.

Qualified Performance-Based Compensation.  The Compensation Committee may impose and specify objective performance goals that must be met with respect to grants of restricted stock, phantom units and dividend equivalents issued with respect to phantom units intended to qualify as performance-based compensation under Section 162(m) of the Code to anyone eligible to participate in the Stock Incentive Plan.  The Compensation Committee will determine the performance periods for the performance goals.  Forfeiture of all or part of any such grant will occur if the performance goals are not met, as determined by the Compensation Committee.  Similarly, any dividends or distributions on performance-based restricted stock (or equivalents of such in connection with phantom units), will be subject to the same vesting and forfeiture provisions applicable to the award of restricted stock (or phantom units).  Prior to, or soon after the beginning of, the performance period, the Compensation Committee will establish in writing the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met and any other conditions.  Awards designated as qualified performance-based compensation for purposes of Section 162(m) of the Code may be decreased at the discretion of the Compensation Committee, but may not be increased.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following measures: return on total stockholder equity; earnings per share of Pep Boys Stock; net income (before or after taxes); earnings before interest, taxes, depreciation and amortization; sales or revenue targets; return on assets, capital or investment; cash flow; market share; cost reduction goals; budget comparisons; implementation or completion of projects or processes strategic or critical to our business operation; measures of customer satisfaction; and/or any combination of, or a specified increase in, any of the foregoing.  The performance goals established by the Compensation Committee may be based upon the attainment of specified levels of our performance under one or more of the measures described above and may also be based on the performance of one of our units or divisions or any of our subsidiaries, or measured comparing the performance of any of the foregoing with other companies based on one or more of the measures described above, or any combination of the foregoing.  The Compensation Committee will determine the objective business criteria upon which the performance goals are based and the weight to be accorded such goals.  Performance goals need not be uniform among participants.

Automatic Grants to Non-Employee Directors.  Unless otherwise determined by the Compensation Committee, awards will be automatically granted, without further action by the Compensation Committee, to each non-employee director on the Board of Directors, (i) upon their initial election to the Board of Directors and (ii) annually thereafter, on the date of our Annual Meeting.  On the date of each Annual Meeting, (i) each non-employee director (other than the Chairman of the Board or Lead Director) will receive $80,000 in awards and (ii) the Chairman of the Board or Lead Director, as the case may be, will receive $92,500 in awards, in such form as determined by the Compensation Committee.  On a non-employee director’s initial election to the Board of Directors, such non-employee director will receive a pro rata portion of the annual award based on a fraction, the numerator of which is the number of days remaining until the next scheduled Annual Meeting and the denominator of which is 365.  Fractional awards will be rounded up to the nearest whole award.  These automatic awards will vest and shall be subject to such terms and conditions as determined by the Committee.  Currently, these awards vest in cumulative installments of one-third on each of the first three anniversaries of the date of grant, but the Compensation Committee retains the discretion to change the vesting period for future grants.  The Compensation Committee has the discretion to make additional awards under the Stock Incentive Plan to non-employee directors.

Adjustment Provisions.  If there is any change in the number or kind of shares of Pep Boys Stock outstanding (i) by reason of a stock dividend, stock split, spin-off, recapitalization or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value or (iv) by reason of any other extraordinary or unusual event affecting the outstanding shares of Pep Boys Stock as a class without our receipt of consideration, or if the value of shares of Pep Boys Stock is substantially reduced as a result of a spin-off or our payment of an extraordinary dividend or distribution, the aggregate number of shares of Pep Boys Stock as to which awards may be granted under the Stock Incentive Plan, the maximum number of shares of Pep Boys Stock for which awards may be granted to any individual during any calendar year, the kind and number of shares of Pep Boys Stock covered by each outstanding award and the exercise price for a stock option will be equitably adjusted by the Compensation Committee, in such manner as the Compensation Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Pep Boys Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Stock Incentive Plan and such outstanding awards; provided, that any fractional shares resulting from such adjustment will be eliminated.

No Repricing of Options Without Shareholder Approval.  Without prior shareholder approval, the Board of Directors will not reprice stock options, including, but not limited to, cancelling a stock option for cash (other than in connection with a change of control) when the consideration to be paid for a stock option exceeds the fair market value of Pep Boys Stock.

Change of Control.  With respect to any award granted on or after August 3, 2012, upon a change of control (as defined in the Stock Incentive Plan and described below) (i) unless such award is assumed, substituted or replaced by the surviving corporation or other successor to our business with an award of equivalent value, such award shall become immediately vested (at target level with respect to performance-based awards) and exercisable as to 100% of the shares of Pep Boys Stock subject thereto and (ii) the performance criteria of any performance-based award assumed, substituted or replaced by the surviving corporation or other successor to our business with an award of equivalent value shall be deemed to have been achieved at target level; provided that such award shall continue to be subject to time-based vesting equal to the remaining performance period of the original award.  Such acceleration, assumption, substitution, replacement and/or modification shall take place as of the date of the change of control.

A change of control includes certain mergers or consolidations involving us or a subsidiary as a result of which the shares that were outstanding before the transaction cease to constitute more than 50% of the shares outstanding after the transaction, a sale of all or substantially all of our assets, or the shareholders approve of a plan of complete liquidation or dissolution.

Amendment and Termination of the Stock Incentive Plan.  The Board of Directors may amend the Stock Incentive Plan from time to time as it may deem advisable, subject to shareholder approval if required to comply with the Code or other applicable laws, or to comply with the requirements of the New York Stock Exchange.  If the shareholders approve the Stock Incentive Plan, no grants may be issued under the Stock Incentive Plan after December 31, 2019.  If the shareholders do not approve the Stock Incentive Plan, the Current Plan will remain in effect, but no grants may be issued under the Current Plan after December 31, 2014, and awards granted prior to the expiration of the Current Plan will remain in effect for the periods specified in their award agreements.

Grants Under the Stock Incentive Plan.  As of April 7, 2014, awards representing an aggregate of 4,965,207 shares of Pep Boys Stock (net of cancellations) were granted under the Current Plan, of which awards with respect to 2,652,166 shares of Pep Boys Stock are outstanding.  If the Stock Incentive Plan is approved the total number of shares of Pep Boys Stock that may be issued under the Stock Incentive Plan will be 8,000,000 shares, of which 3,034,793 shares will be available for issuance.  The only other equity compensation plan that we maintain for which awards can be issued pursuant to future grants is our employee stock purchase plan, which has 1,863,272 shares available for future issuance.

No grants have been made under the Stock Incentive Plan with respect to shares of Pep Boys Sock that are subject to approval at the 2014 Annual Meeting.  It is currently not possible to predict the number of shares of Pep Boys Stock that will be granted to key employees or who will receive any grants under the Stock Incentive Plan after the 2014 Annual Meeting, except for the automatic grants to non-employee directors described above.

On April 7, 2014, the closing price of a share of Pep Boys Stock on the New York Stock Exchange was $12.26.

Federal Income Tax Consequences.  The federal income tax consequences arising with respect to grants awarded under the Stock Incentive Plan will depend on the type of grant.  The following provides only a general description of the application of federal income tax laws to certain grants under the Stock Incentive Plan.  This discussion is intended for the information of shareholders considering how to vote at the 2014 Annual Meeting and not as tax guidance to participants in the Stock Incentive Plan, as the consequences may vary with the types of grants made, the identity of the recipients, and the method of payment or settlement.  The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash or delivery of actual shares of Pep Boys Stock.  Future appreciation on shares of Pep Boys Stock held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares of Pep Boys Stock are sold.  We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and we will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Exceptions to these general rules may arise under the following circumstances: (i) if shares of Pep Boys Stock, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment-, service-, or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture); (ii) if an employee is granted a stock option that qualifies as an “incentive stock option,” no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of Pep Boys Stock acquired upon exercise of such stock option are held more than the longer of one year from the date of exercise and two years from the date of grant; (iii) we will not be entitled to a tax deduction for compensation attributable to grants to our chief executive officer or certain other of our executive officers, if and to the extent such compensation does not qualify as “performance-based compensation” under Section 162(m) of the Code, and such compensation, along with any other non-performance-based compensation paid in the same calendar year, exceeds $1 million; and (iv) a grant may be taxable to the recipient at 20 percentage points above ordinary income tax rates at the time it becomes vested, plus interest, even if that is prior to the delivery of the cash or shares of Pep Boys Stock in settlement of the grant, if the grant constitutes “deferred compensation” under Section 409A of the Code, and the requirements of Section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer and certain other of its executive officers in excess of $1 million in any year.  Compensation that qualifies as performance-based compensation is excluded from the $1 million deductibility cap and therefore remains fully deductible by the corporation that pays it.  We intend that stock options will qualify as performance-based compensation.  If the shareholders approve the amendment and restatement of the Stock Incentive Plan at the Annual Meeting, the Compensation Committee may grant performance-based restricted stock, phantom units and dividend equivalents on phantom units granted under the Stock Incentive Plan that are intended to qualify as performance-based compensation under Section 162(m) of the Code.  Time-based restricted stock, phantom units and dividend equivalents granted under the Stock Incentive Plan will not qualify as performance-based compensation under the Stock Incentive Plan.

The Stock Incentive Plan provides that we have the right to require the recipient of any grant under the Stock Incentive Plan to (i) pay to us, or otherwise make available to us, an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificates for shares of Pep Boys Stock or (ii) take whatever action we deem appropriate to protect our interests with respect to tax liabilities, including, without limitation, allowing the grantee to surrender, or we retain from shares of Pep Boys Stock that would otherwise be deliverable in connection with an award, a number of shares of Pep Boys Stock equal to such tax liability.

EQUITY COMPENSATION PLAN INFORMATION

The following chart provides information regarding all of our equity compensation plans as of April 7, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,652,166	5.26	2,898,065
Equity compensation plans not approved by security holders	0	0	0

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR”

THE AMENDMENT AND RESTATEMENT OF
OUR STOCK INCENTIVE PLAN

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% holders to file initial reports of ownership and reports of changes in ownership of Pep Boys Stock.  Based solely upon a review of copies of such reports, we believe that during fiscal 2013, our directors, executive officers and 10% holders complied with all applicable Section 16(a) filing requirements.

COST OF SOLICITATION OF PROXIES

The expense of the solicitation of the proxies, including the cost of preparing and distributing material, the handling and tabulation of proxies received and charges of brokerage houses and other institutions in forwarding such documents to beneficial owners, will be paid by us.  In addition to the mailing of the proxy materials,  solicitations may be made in person or by telephone by our directors, officers or employees or independent parties engaged to solicit proxies.

PROPOSALS OF SHAREHOLDERS

All proposals which any shareholder wishes to present at the 2015 Annual Meeting and to have included in the Board of Directors’ proxy materials relating to that meeting must be received no later than December 26, 2014.  Such proposals should be sent to:

Pep Boys

3111 West Allegheny Avenue

Philadelphia, PA 19132

Attention: Secretary

Any shareholder proposal that does not comply with the applicable requirements of rule 14a-8 under the Securities Exchange Act of 1934 will not be included in the Board of directors’ proxy materials for the 2014 Annual Meeting.

Our bylaws provide an alternative procedure for submitting shareholder proposals.  While a shareholder proposal submitted in accordance with the following procedures may be presented at a meeting, such proposal is not required to be included in any Board of Directors’ proxy materials relating to that meeting.  In order to present an item of business at a shareholders’ meeting, a shareholder’s notice must be received by us not less than 50 nor more than 75 days prior to the date of the scheduled shareholders’ meeting.  If the public announcement of the holding of the shareholders’ meeting was given less than 65 days prior to the date of such meeting, then a shareholder’s notice received by us within ten days of the date of such public announcement will be considered timely.  The shareholder’s notice should be sent to:

Pep Boys

3111 West Allegheny Avenue

Philadelphia, PA 19132

Attention: Secretary

The shareholder’s notice shall set forth all of the following information:

•                                    the name and address of the shareholder;

•                                    a representation that the shareholder intends to appear in person or by proxy at the meeting; and

•                                    a general description of each item of business proposed to be brought before the meeting.

The presiding officer of the meeting may refuse to consider any business attempted to be brought before any shareholder meeting that does not comply with these procedures.

ANNUAL REPORT ON FORM 10-K

WE WILL PROVIDE, FREE OF CHARGE, UPON THE WRITTEN REQUEST OF ANY PERSON SOLICITED BY THE PROXY STATEMENT, A COPY OF OUR ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR OUR MOST RECENT FISCAL YEAR.  SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO:

Pep Boys

3111 West Allegheny Avenue

Philadelphia, PA 19132

Attention: Secretary

EXHIBIT A

THE PEP BOYS - MANNY, MOE & JACK
ANNUAL INCENTIVE BONUS PLAN
(as amended and restated as of June 24, 2009)

The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation (the “Company”), previously established, effective January 29, 1989, an Annual Incentive Bonus Plan (the “Plan”) for the benefit of officers of the Company who were eligible to participate as provided therein.  The Plan has been amended and restated in its entirely as follows and approved by the Company’s shareholders to be effective as of June 24, 2009.

1.                                      Purpose.  The Plan is intended to increase the profitability of the Company by giving employees of the Company holding positions at the levels of officer or director (such employees being hereinafter collectively referred to as the “Eligible Employees”) a financial stake in the growth and profitability of the Company.  The Plan has the further objective of enhancing the Company’s compensation packages for Eligible Employees, thus enabling the Company to attract and retain officers and other key employees of the highest ability.  The Plan is intended to provide Eligible Employees with incentive opportunities that:  (a) provide compensation opportunities which are competitive with other companies of similar size and industry focus; (b) focus Eligible Employees’ attention on the accomplishment of specific Company goals; and (c) recognize different levels and types of individual contributions by providing a portion of the incentive payout for the achievement of individual objectives.  The Plan is intended to supplement, not replace, any other bonus paid by the Company to any of its Eligible Employees and is not intended to preclude the continuation of such arrangements or the adoption of additional bonus or incentive plans, programs or contracts.

2.                                      Definitions.

(a)                                 “Applicable Performance Measures” shall mean the Company Performance Measures and/or the Individual Performance Measures upon which a Participant’s right to receive a Bonus is based.

(b)                                 “Award Period” shall mean a measuring period of one Fiscal Year.

(c)                                  “Bonus” shall mean a cash payment made by the Company to a Participant after an Award Period, based on performance against specific predetermined performance objectives for both the Company and the Participant, as calculated in accordance with the provisions of this Plan document.

(d)                                 “Bonus Level” shall mean the level at which a Participant shall participate in the Plan as set forth in Paragraph 4(b) hereof.

(e)                                  “CEO” shall mean the person elected to the office of Chief Executive Officer of the Company by the Board of Directors.

(f)                                   “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)                                  “Compensation Committee” shall mean the Compensation Committee of the Board.  The Compensation Committee shall consist of two or more persons appointed by the Board, each of whom shall be an “outside director” as defined under Code section 162(m) and related Treasury regulations.

(h)                                 “Fiscal Year” shall mean the Fiscal Year of the Company which ends on the Saturday nearest January 31 in each year.

(i)                                     “Participant” shall have the meaning set forth in Paragraph 4 hereof.

(j)                                    “Salary” shall mean the base salary of a Participant for a Fiscal Year.  For purposes of the foregoing, base salary shall include (i) amounts which the Participant elects to forego to provide benefits under a plan which satisfies the provisions of section 401(k) or section 125 of the Code and (ii) amounts which the Participant elects to defer under a deferred compensation plan or program, other than an equity-based deferred compensation plan, adopted by the Company.  Base salary shall not include any amount attributable to any bonus paid or accrued (including any bonus deferred under a deferred compensation plan or program adopted by the Company), whether or not pursuant to a plan or program.

3.              Administration, Amendment and Termination.

(a)                                 The Plan shall be administered by the Compensation Committee acting by a majority vote of its members.  The Compensation Committee shall have the power and authority to take all actions and make all determinations which it deems necessary or desirable to effectuate, administer or interpret the Plan.  The Company’s adoption and continuation of the Plan is voluntary.  The Compensation Committee shall have the power and authority to extend, amend, modify or terminate the Plan at any time; provided, however, that the Compensation Committee shall not have the power to amend or modify any provision of the Plan without shareholder approval in a manner that would affect the terms of the Plan applicable to a Bonus intended to constitute qualified performance-based compensation under Code section 162(m), if shareholder approval would be required under Code section 162(m).  The Compensation Committee’s authority to extend, amend or modify the Plan shall include, without limitation, the right to change Award Periods, to determine the time or times of paying Bonuses, to establish and approve Company and individual performance goals and the relative weightings of the goals, and to establish such other measures as may be necessary to meet the objectives of the Plan.  In particular, but without limitation of the foregoing, the Compensation Committee shall have the power and authority to make any amendments or modifications to the Plan which may be necessary for the Plan to maintain compliance with Code section 162(m).

(b)                                 All actions taken and all determinations made by the Compensation Committee in accordance with the power and authority conferred upon the Compensation Committee under Paragraph 3(a) above shall be final, binding and conclusive on all parties, including the Company and all Participants.

4.                                      Participants.

(a)                                 Each Eligible Employee shall be entitled to participate in the Plan for each Fiscal Year or portion thereof in which such employee holds a position at the level of officer or director of the Company (the “Participants”, or individually, “Participant”), unless excluded from participation by the Compensation Committee or as provided by Paragraph 11 hereof.  With respect to an individual who becomes an Eligible Employee during an Award Period, such individual shall become a Participant, unless excluded from participation by the Compensation Committee or as provided in Paragraph 11 hereof, and shall be eligible to receive an amount equal to the amount which would have been paid if the Participant had been an Eligible Employee for the entire Award Period, multiplied by a fraction, the numerator of which is the number of days during the Award Period that the Participant was an Eligible Employee of the Company and the denominator of which is the number of days in the Award Period.

(b)                                 Each Participant shall participate in the Plan and earn Bonuses at one of five Bonus Levels, as set forth below:

Bonus Level	Participant Group
Tier I	CEO
Tier II	Executive Vice Presidents
Tier III	Senior Vice Presidents
Tier IV	Vice Presidents

With respect to any Participant who was employed at more than one of the Bonus Levels during an Award Period, the total Bonus amount for such Award Period for which such Participant shall be eligible shall be the sum of prorated Bonus payments corresponding to the applicable Bonus Levels.  Each such prorated Bonus payment shall equal the amount which would have been paid if the Participant had been an Eligible Employee at the applicable Bonus Level for the entire Award Period, multiplied by a fraction, the numerator of which is the number of days during the Award Period that the Participant was employed at such Bonus Level and the denominator of which is the number of days in the Award Period.

5.                                      Company Performance Measures.

(a)                                 Under the Plan, for each Award Period the Compensation Committee will establish minimum, target and maximum performance goals for the Company using one or more of the following business criteria (the “Company Performance Measures”):  (1) return on total shareholder equity; (2) earnings per share of Common Stock; (3) net income (before or after taxes); (4) earnings before interest, taxes, depreciation and amortization; (5) sales or revenue targets; (6) return on assets, capital or investment; (7) cash flow: (8) market share; (9) cost reduction goals; (10) budget comparisons; (11) implementation or completion of projects or processes strategic or critical to the Corporation’s business operations; (12) measures of customer satisfaction; and (13) any combination of, or a specified increase in, any of the foregoing.  Such performance goals may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any parent or subsidiary.  In addition, the Compensation Committee will establish relative weightings for the respective Company Performance Measures being used.

(b)                                 To the extent applicable, the Compensation Committee, in determining whether and to what extent a Company Performance Measure has been achieved, shall use the information set forth in the Company’s audited financial statements.

6.                                      Individual Performance Measures.  Under the Plan, for each Award Period the Company will establish individual or “small team” performance goals for each Participant (the “Individual Performance Measures”); provided, however, that Individual Performance Measures shall not apply to a Bonus designated as “qualified performance-based compensation” under Code section 162(m).

7.                                      Establishment of Plan Components.

(a)                                 During the first ninety (90) days of each Award Period (or such other period provided in Paragraph 9 with respect to Bonuses designated as “qualified performance-based compensation” under Code section 162(m) , the Compensation Committee will establish and approve the following components of the Plan for the Award Period:  (i) the Participants; (ii) the minimum, target and maximum Company performance levels for each Company Performance Measure being used; (iii) the relative weightings of the respective Company Performance Measures being used; (iv) the target, minimum and maximum Bonus amounts (each expressed as a percentage of salary) at each Bonus Level; and (v) the percentages of the Bonus amounts at each of the Bonus Levels which are attributable to the Company’s performance and the individual Participant’s performance, respectively, during the Award Period.  The Compensation Committee shall set forth the decisions reached on each of the items in this Paragraph 7(a) in its minutes.

(b)                                 During the first ninety (90) days of each Award Period, the Compensation Committee will review, approve and set forth in its minutes, the following information for the Award Period, as determined by the Compensation Committee:  (i) the Bonus Levels; (ii) the Participants in each Bonus Level (classified by title of position held); (iii) the target Bonus amount for each Bonus Level (expressed as a percentage of salary); (iv) the percentages of the Bonus amounts at each of the Bonus Levels which are attributable to the Company’s performance and the individual Participant’s performance, respectively, during the Award Period; (v) the Company Performance Measures for the current Award Period; (vi) the relative weightings of each such Company Performance Measure; and (vii) the minimum, target and maximum performance levels for each such Company Performance Measure.

8.                                      Determination of Bonus.  Within sixty (60) days after the end of the Award Period, actual performance will be compared to the predetermined performance levels for both Company Performance Measures and Individual Performance Measures, and the resulting actual Bonus amounts for Participants will be approved by the Compensation

Committee.  Subject to Paragraph 9(c) hereof with respect to any Bonus designated as “qualified performance-based compensation” under Code section 162(m), the Committee shall have the authority to increase or decrease Bonus amounts, in its sole discretion, notwithstanding any achievement of the applicable Company Performance Measure and Individual Performance Measure, as applicable.  Nothing in this Paragraph 8 shall be used to create any presumption that Bonuses under the Plan are the exclusive means of providing incentive compensation for Eligible Employees, it being expressly understood and agreed that the Compensation Committee has the authority to recommend to the Board of Directors payments to any of the Eligible Employees, in cash or otherwise, based on performance measures or otherwise, other than Bonuses under this Plan to Participants.

8.              Special Rules for Qualified Performance —Based Compensation

(a)                                 The maximum amount for a Bonus designated as “qualified performance-based compensation” under Code section 162(m) payable to a Participant for any Fiscal Year shall not exceed three million dollars ($3,000,000).

(b)                                 Notwithstanding anything to the contrary set forth in this Plan, the Compensation Committee shall establish the Applicable Performance Measures for Bonuses designated as “qualified performance-based compensation” under Code section 162(m) no later than the earliest to occur of (i) the ninetieth (90th) day following the beginning of the Award Period or (ii) the date on which 25% of the Award Period has been completed, or (iii) such other date as may be required under applicable regulations under Code section 162(m).  Such Applicable Performance Measures shall be set forth in the minutes of the Compensation Committee.

(c)                                  Any Bonus payable to a Participant that is designated as “qualified performance-based compensation” under Code section 162(m) shall be based on Applicable Performance Measures that satisfy the requirements for “qualified performance-based compensation” under Code section 162(m), including the requirement that the achievement of the Applicable Performance Measures be substantially uncertain at the time they are established and that the Applicable Performance Measures be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Applicable Performance Measures have been met.  To the extent that any Bonus is designated as “qualified performance-based compensation” under Code section 162(m), no such Bonus may be made as an alternative to any other award that is not designated as “qualified performance based compensation” but instead must be separate and apart from all other awards made.  To the extent a Bonus is designated as “qualified performance-based compensation,” the Compensation Committee is authorized to reduce such Bonus for any Award Period based upon its assessment of personal performance or other factors, but may not increase the Bonus that would otherwise be payable to the Participant.  In no event shall a reduction to one Participant’s Bonus result in an increase to a Bonus designated as “qualified performance based compensation” under Code section 162(m).

(d)                                 If a Bonus to which a Participant may become entitled is designated as “qualified performance-based compensation” under Code section 162(m), the Compensation Committee shall certify in writing prior to payment of such Bonus that the Applicable Performance Measures were in fact achieved.  Any such certification by the Compensation Committee shall be set forth in its minutes.

10.                               Payment of Bonuses.  Bonuses shall be paid in cash or otherwise deferred by the Participant (as permitted by the Company and consistent with Code section 409A) within ninety (90) days after the end of the Award Period to which such Bonus relates.

11.                               Termination of Employment.

(a)                                 If a Participant’s employment with the Company has terminated during an Award Period, for any reason whatsoever, with or without cause, then the Participant may not receive a Bonus for such Award Period, except as otherwise provided in Paragraph 11(b) below or in a separate written agreement between the Company and the Participant.

(b)                                 If during an Award Period, a Participant dies; becomes disabled; or retires on or after his Early Retirement Date (as defined in the Company’s defined benefit pension plan), such Participant (or the Participant’s designated beneficiary) shall be paid, within ninety (90) days after the end of the Award Period, an amount equal to the amount which would have been paid if the Participant had been employed by the Company throughout the entire Award Period, multiplied by a fraction, the numerator of which is the number of days during the Award Period that the Participant was employed by the Company and the denominator of which is the number of days in the Award Period.

12.                               Assignment and Alienation of Benefits.

(a)                                 To the maximum extent permitted by law, a Participant’s right or benefits under this Plan shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.  No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.

(b)                                 If any Participant becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber, or charge any rights to a benefit hereunder, then such right or benefit, in the discretion of the Compensation Committee, may be terminated.  In such event, the Company may hold or apply the same or any part thereof for the benefit of the Participant, his or her spouse, children or dependents, or any of them, in such manner and portion as the Compensation Committee may deem proper.

13.                               Miscellaneous.

(a)                                 The establishment of this Plan shall not be construed as granting any Participant the right to remain in the employ of the Company, nor shall this Plan be construed as limiting the right of the Company to discharge a Participant from employment at any time for any reason whatsoever, with or without cause.

(b)                                 The Company may withhold from any amounts payable under the Plan such Federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(c)                                  It is the intent of the Company that the Plan and any Bonuses that are designated as “qualified performance-based compensation” under Code section 162(m) made under the Plan to a Participant comply with the applicable provisions of Code section 162(m).  To the extent that any legal requirement of Code section 162(m) as set forth in the Plan ceases to be required under Code section 162(m), that Plan provision shall cease to apply.

(d)                                 This Plan, and Bonuses payable hereunder, are intended to comply with the short-term deferral rule set forth in the regulations under Code section 409A, in order to avoid application of Code section 409A to the Plan.  Notwithstanding the foregoing, if, and to the extent that any payment of a Bonus under this Plan constitutes deferred compensation subject to the requirements of Code section 409A, all payments shall be made, and this Plan shall be administered so that such payments are made, in accordance with the requirements of Code section 409A.

(e)                                  The paragraph headings in this Plan are for convenience only; they form no part of the Plan and shall not affect its interpretation.

(f)                                   This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

/s/ THE PEP BOYS — MANNY, MOE & JACK

EXHIBIT B

THE PEP BOYS - MANNY, MOE & JACK

2014 STOCK INCENTIVE PLAN

AMENDED AND RESTATED
AS OF JUNE 11, 2014

1.                                      Purpose.  The Pep Boys — Manny, Moe & Jack, a Pennsylvania corporation, hereby amends and restates The Pep Boys — Manny, Moe & Jack 2009 Stock Incentive Plan and renames it as The Pep Boys — Manny, Moe & Jack 2014 Stock Incentive Plan, effective as of June 11, 2014, (the “Plan”).  The Plan is intended to recognize the contributions made to the Company by key employees, and members of the Board of Directors, of the Company or any Affiliate, to provide such persons with additional incentive to devote themselves to the future success of the Company or an Affiliate, and to improve the ability of the Company or an Affiliate to attract, retain, and motivate individuals upon whom the Company’s sustained growth and financial success depends, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company.

2.                                      Definitions.  Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)                                 “Act” means the Securities Act of 1933, as amended.

(b)                                 “Affiliate” means a corporation which is a parent corporation or a subsidiary corporation with respect to the Company within the meaning of Section 424 of the Code.

(c)                                  “Award” means an award granted to an Optionee or a Participant under the Plan in the form of an Option or Restricted Stock, or any combination thereof.

(d)                                 “Board of Directors” means the Board of Directors of the Company.

(e)                                  “Change of Control” shall have the meaning as set forth in Section 10 of the Plan.

(f)                                   “Code” means the Internal Revenue Code of 1986, as amended.

(g)                                  “Committee” means the Board of Directors or a committee of two or more members of the Board of Directors, each of whom, at the time he takes action with respect to the Plan, is both (i) a “non-employee director” within the meaning of Rule 16b-3 and (ii) an “outside director” within the meaning of Section 162(m) of the Code; provided, however that the Board of Directors may appoint any other individual or individuals to administer the Plan with respect to Optionees and Participants who are neither (i) “insiders” within the meaning of Section 16 under the Securities Exchange Act of 1934, as amended, nor (ii) “covered employees” within the meaning of Section 162(m) of the Code.

(h)                                 “Company” means The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation.

(i)                                     “Disability” shall have that meaning as set forth in Section 22(e)(3) of the Code.

(j)                                    “Fair Market Value” shall have the meaning as set forth in Section 8(b) of the Plan.

(k)                                 “ISO” means an Option granted under the Plan which is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(l)                                     “Non-management Director” means a member of the Board of Directors who is not an employee of the Company or any Affiliate.

(m)                             “Non-qualified Stock Option” means an Option granted under the Plan which is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(n)                                 “Option” means either an ISO or a Non-qualified Stock Option granted under Section 8 of the Plan.

(o)                                 “Option Document” means the document described in Section 8 which sets forth the terms and conditions of each grant of Options.

(p)                                 “Option Price” means the price at which Shares may be purchased, as calculated pursuant to Section 8(b).

(q)                                 “Optionee” means a person to whom an Option has been granted under the Plan, which Option has not been exercised and has not expired or terminated.

(r)                                    “Participant” means a person to whom Restricted Stock has been awarded under the Plan, which Restricted Stock has not yet vested in full.

(s)                                   “Restricted Period” means the period of time during which the Shares subject to the Restricted Stock granted to a Participant remain subject to the restrictions and conditions imposed on such Shares, as determined by the Committee.

(t)                                    “Restricted Stock” means any Shares (or phantom units convertible into Shares) which are awarded pursuant to the terms of Section 9 hereof and which are subject to the restrictions and conditions set forth in Section 9 hereof for the Restricted Period.

(u)                                 “Restricted Stock Agreement” means the document described in Section 9, which sets forth the terms and conditions of each grant of Restricted Stock.

(v)                                 “Rule 16b-3” means Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended.

(w)                               “Shares” means the shares of Common Stock, par value $1.00 per share, of the Company which are the subject of Awards.

(x)                                 “Vest”, “Vested,” or “Vesting”, whether or not used with an initial capital letter, means the time at which Restricted Stock granted under the Plan will no longer be subject to forfeiture, based upon the expiration of the Restricted Period and the satisfaction of other restrictions and conditions imposed on the Shares relating to such Restricted Stock.  Upon Vesting, the restrictions and conditions imposed on the Restricted Stock will lapse.

3.                                      Administration of the Plan.  The Committee shall administer the Plan.

(a)                                 Meetings.  The Committee shall hold meetings at such times and places as it may determine.  Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be the valid acts of the Committee.

(b)                                 Grants.

(i)                                     The Committee shall from time to time at its discretion grant Awards pursuant to the terms of the Plan.  The Committee shall have plenary authority and absolute discretion to (A) determine the key employees and members of the Board of Directors (including Non-management Directors) to whom and the times and the prices at which Awards shall be granted, (B) determine the type of Award to be granted and the number of Shares subject thereto, (C) determine the vesting conditions with respect to Awards of Restricted Stock and the time or times after which Options will become exercisable, (D) determine whether or not an Option is intended to be an ISO, (E) determine the duration of the Restricted Period and the restrictions and conditions to be imposed with respect to each Award; (F) adopt guidelines separate from the Plan that set forth the specific terms and conditions for Awards under the Plan, and (G) approve the form and terms and conditions of the Option Documents or the Restricted Stock Agreements, as the case may be, between the Company and the Optionee or Participant; all subject, however, to the express provisions of the Plan.  In making such determinations, the Committee may take into account the nature of the Optionee’s or Participant’s services and responsibilities, the Optionee’s or Participant’s present and potential contribution to the Company’s success and such other factors as it may deem relevant.  The interpretation and construction by the Committee of any provision of the Plan or of any Award granted under it shall be final, binding and conclusive on all persons having any interest in the Plan or in any Awards granted hereunder.  All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan.

(ii)                                  Unless otherwise determined by the Committee, Awards shall be automatically granted, without any further action by the Committee, to each Non-management Director, (A) upon their initial election to the Board of Directors and (B) annually thereafter, on the date of the Company’s Annual Meeting of Shareholders (an “Annual Meeting Date”), in accordance with the following subclauses of this subsection (ii):

(A)                               On each Annual Meeting Date, (i) each Non-management Director (other than the Chairman of the Board or Lead Director) shall receive $80,000 in Awards and (ii) the Non-management Chairman of the Board or Lead Director, as the case may be, shall receive $92,500 in Awards, in such form as determined by the Committee.

(B)                               On their initial election to the Board of Directors, each Non-management Director shall receive a pro-rata portion of an Annual Non-management Director Award based on a fraction, the numerator of which is the number of days remaining until the next scheduled Annual Meeting Date and the denominator of which is 365.

(C)                               Any fractional Award otherwise to be issued under this subsection (ii) shall be rounded up to the nearest whole Award.

(D)                               All Awards granted under subsection A of this subsection shall vest and shall be subject to such terms and conditions as determined by the Committee.

(E)                                The Committee may, in its discretion, make additional Award grants to Non-management Directors.

(c)                                  Exculpation.  No individual acting with the authority to administer the Plan shall be personally liable for monetary damages as such for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of Awards thereunder unless (i) such individual has breached or failed to perform the duties of his office under Section 511 of the General Association Act of 1988, as amended (relating to standard of care and justifiable reliance), and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the provisions of this subsection 3(c) shall not apply to the responsibility or liability of a member of the Committee pursuant to any criminal statute or to the liability of a member of the Committee for the payment of taxes pursuant to local, state or federal law.

(d)                                 Indemnification.  Service on the Committee shall constitute service as a member of the Board of Directors of the Company.  Each member of the Committee shall be entitled without further act on his part to indemnity from the Company to the fullest extent provided by applicable law and the Company’s Articles of Incorporation and/or By-laws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Awards thereunder in which he or she may be involved by reason of his or her being or having been a member of the Committee, whether or not he or she continues to be such member of the Committee at the time of the action, suit or proceeding.

4.                                      Awards under the Plan.  Awards granted under the Plan may be in the form of a Non-qualified Stock Option, an ISO or Restricted Stock, or a combination thereof, at the discretion of the Committee; provided, however, that ISOs may be granted only to individuals who are employees of the Company or an Affiliate.

5.                                      Eligibility.  All key employees and members of the Board of Directors of the Company or its Affiliates shall be eligible to receive Awards hereunder.  The Committee, in its sole discretion, shall determine whether an individual qualifies as a key employee.

6.                                      Shares Subject to Plan.

(a)                                 The aggregate maximum number of Shares for which Awards may be granted pursuant to the Plan is 8,000,000, adjusted as provided in Section 11 of the Plan.  The Shares to be issued may be from authorized and unissued shares of Common Stock of the Company or previously issued shares of Common Stock of the Company reacquired by the Company.  If an Option terminates or expires without having been fully exercised for any reason, or if any Shares with respect to an award of Restricted Stock shall be forfeited for any reason, the Shares subject thereto may again be the subject of an Award granted pursuant to the Plan.

(b)                                 The maximum aggregate number of Shares that may be granted to any individual during any calendar year is 500,000 Shares, and the maximum aggregate number of Shares to which Options may be granted under the Plan to any individual Optionee during any calendar year is 500,000 Shares, except, in either case, as such number of Shares shall be adjusted in accordance with the provisions of Section 11 of the Plan.  The maximum aggregate number of Shares to which Restricted Stock grants may be granted under the Plan to any individual Participant during any calendar year as qualified performance-based compensation under Section 9(d) is 500,000 Shares, subject to adjustment pursuant to Section 11.  A Participant may not accrue dividend equivalents during any calendar year in excess of $250,000.

7.                                      Term of the Plan.  The Plan has been amended and restated effective as of June 11, 2014, subject to the approval by the Company’s shareholders.  No Award may be granted under the Plan after December 31, 2019.

8.                                      Option Documents and Terms.  Each Option granted under the Plan shall be a Non-qualified Stock Option unless the Option shall be specifically designated at the time of grant to be an ISO for federal income tax purposes.  Options granted pursuant to the Plan shall be evidenced by the Option Documents in such form as the Committee shall from time to time approve, which Option Documents shall comply with and be subject to the following terms and conditions and such other terms and conditions as the Committee shall from time to time require which are not inconsistent with the terms of the Plan.

(a)                                 Number of Option Shares.  Each Option Document shall state the number of Shares to which it pertains.  An Optionee may receive more than one Option, which may include both Options which are intended to be ISOs and Options that are not intended to be ISOs, but only on the terms and subject to the conditions and restrictions of the Plan.  The aggregate maximum number of Shares that may be issued pursuant to ISOs granted under the Plan shall not exceed 8,000,000, and all Shares issued under the Plan as ISOs shall count against the maximum number of Shares that may be granted pursuant to the Plan under Section 6(a).

(b)                                 Option Price.  Each Option Document shall state the Option Price, which, for all Options, shall be at least 100% of the Fair Market Value of the Shares on the date the Option is granted as determined by the Committee; provided, however, that if an ISO is granted to an Optionee who then owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, then the Option Price shall be at least 110% of the Fair Market Value of the Shares on the date the Option is granted.  If the Shares are traded in a public market, then the Fair Market Value per share shall be, if the Shares are listed on a national securities exchange, the mean between the highest and lowest quoted selling prices thereof, or, if the Shares are not so listed, the mean between the closing “bid” and “asked” prices thereof, as applicable and as the Committee determines, on the day the Option is granted, as reported in customary financial reporting services.

(c)                                  Exercise.  No Option shall be exercised prior to the receipt by the Company of written notice of such exercise and of payment in full of the Option Price and the amount of any withholding tax due (pursuant to Section 15) as specified by the Committee for the Shares to be purchased.  Each such notice shall specify the number of Shares to be purchased and shall (unless the Shares are covered by a then current registration statement or a Notification under Regulation A under the Act) contain the Optionee’s acknowledgment in form and substance satisfactory to the Company that (a) such Shares are being purchased for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act), (b) the Optionee has been advised and understands that (i) the Shares have not been registered under the Act and are “restricted securities” within the meaning of Rule 144 under the Act and are subject to restrictions on transfer and (ii) the Company is under no obligation to register the Shares under the Act or to take any action which would make available to the Optionee any exemption from such registration, (c) such Shares may not be transferred without compliance with all applicable federal and state securities laws, and (d) an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the Option Documents may be endorsed on the certificates.  Notwithstanding the above, should the Company be advised by counsel that issuance of Shares should be delayed pending (A) registration under federal or state securities laws or (B) the receipt of an opinion that an appropriate exemption therefrom is available, the Company may defer exercise of any Option granted hereunder until either such event in (A) or (B) has occurred.

(d)                                 Medium of Payment.  An Optionee shall pay for Shares subject to an Option (i) in cash, (ii) by certified check payable to the order of the Company, or (iii) by such other mode of payment as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board or by “net exercise,” which is the surrender of Shares for which the Option is exercisable to the Company in exchange for a distribution of Shares equal to the amount by which the then Fair Market Value of the Shares subject to the exercised Option exceeds the applicable Option Price.  Furthermore, the Committee may provide in an Option Document issued to an employee (and shall provide in the case of Option Documents issued to Non-management Directors) that payment may be made all or in part in shares of the Company’s Common Stock held by the Optionee for at least six months, subject to such limitations and prohibitions as the Committee deems appropriate.  If payment is made in whole or in part in shares of the Company’s Common Stock, then such Optionee shall deliver to the Company certificates registered in the name of such Optionee representing such shares of the Company’s Common Stock owned by such Optionee, free of all liens, claims and encumbrances of every kind and having an aggregate Fair Market Value on the date of delivery that is equal to but not greater than the Option Price of the Shares with respect to which such Option is to be exercised, accompanied by stock powers duly endorsed in blank by the Optionee.  The Committee may impose from time to time such limitations and prohibitions on the use of shares of the Company’s Common Stock to exercise an Option as it deems appropriate.

(e)                                  Termination of Options.  No Option shall be exercisable after the first to occur of the following:

(i)                                     Expiration of the Option term specified in the Option Document, which shall not exceed (A) ten years from the date of grant, or (B), with respect to ISOs, five years from the date of grant if the Optionee on the date of grant owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of an Affiliate;

(ii)                                  Expiration of sixty (60) days (or such other period determined by the Committee) from the date the Optionee’s employment or service with the Company or its Affiliates terminates for any reason other than Disability, death or as specified in subsection 8(e)(iv), (v) or (vi) or Section 10, below;

(iii)                               Expiration of one hundred and eighty (180) days (or such other period determined by the Committee) from the date the Optionee’s employment or service with the Company or its Affiliates terminates due to the Optionee’s Disability or death;

(iv)                              The date that the employment of an Optionee who is an employee terminates for cause, as determined by the Committee;

(v)                                 Immediately upon the occurrence of an act or omission by an Optionee who is an employee which constitutes either (i) the willful breach of his employment agreement with the Company or an Affiliate, or his engagement in any sort of disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or dishonesty in the course of his employment; or (ii) the disclosure or misuse by Optionee of trade secrets or confidential information of the Company or an Affiliate.  The employment of such Optionee shall be deemed to have terminated for cause as of the date of such act or omission, and any Option granted by the Company to said Optionee and held by such Optionee shall, without the requirement of any notice, terminate as of the date of such act or omission, so long as within 90 days after the Company has obtained sufficient information as to such act or omission, including investigatory confirmation in proper circumstances, to make evaluation by the Committee appropriate, there has been a finding by the Committee, after full consideration of the facts, that there has been an act or omission by the Optionee the nature of which is as set forth in clauses (i) or (ii) above.  In addition to such immediate termination of Options, the Optionee shall forfeit all Shares for any exercised portion of the Option for which the Company has not yet delivered the share certificates to the Optionee, upon refund by the Company of any option price paid by the Optionee.

(vi)                              Immediately, without the requirement of any notice, upon the occurrence of an act by an Optionee who is a Non-management Director which act is, with respect to the Company or an Affiliate, a fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of the Company’s or an Affiliate’s assets or opportunities.

(f)                                   Transfers.  Generally, an Option granted under the Plan shall not be transferable, except by will or by the laws of descent and distribution, and may be exercised, during the lifetime of an Optionee, only by the Optionee or, in the event of his or her incompetence, by the Optionee’s legal representative; provided, however, that the Committee may, in its sole discretion, at the time of grant or at any time thereafter, allow for the transfer of Options that are not ISOs to other persons or entities, subject to such conditions or limitations as the Committee may establish.  No Option granted under the Plan shall be subject to execution, attachment or other process.

(g)                                  Other Provisions.  The Option Documents may contain such other provisions including, without limitation, provisions authorizing the Committee to accelerate the exercisability of all or any portion of an Option granted pursuant to the Plan, additional restrictions upon the exercise of the Option or additional limitations upon the term of the Option, as the Committee shall deem advisable.

(h)                                 Amendment.  The Committee shall have the right to amend Option Documents issued to an Optionee subject to his consent, except as limited by Section 13 of the Plan, and except that the consent of the Optionee shall not be required for any amendment made under Section 10 of the Plan.

(i)                                     ISO Limit.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which ISOs are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.

9.                                      Restricted Stock Agreements and Terms.  Restricted Stock granted pursuant to the Plan shall be evidenced by a Restricted Stock Agreement in such form as the Committee shall from time to time approve, which Restricted Stock Agreement shall comply with and be subject to the following terms and conditions and such other terms and conditions which the Committee shall from time to time require which are not inconsistent with the terms of the Plan.

(a)                                 Issuance of Shares.  Upon an award of Restricted Stock to a Participant and receipt by the Company of a fully executed Restricted Stock Agreement, accompanied by such additional documentation as specified therein, the stock certificate representing the Restricted Stock granted as Shares shall be issued, transferred to and registered in the name of the Participant with such legend thereon as the Committee shall deem appropriate, and Restricted Stock granted as phantom units shall be recorded to a bookkeeping account for the benefit of the Participant.  Such stock certificate shall be held by the Company until the Restricted Stock Vests (or the phantom units are redeemed to Shares, in the case of Restricted Stock granted as phantom units) or is forfeited.  The Company shall not be obligated to deliver any stock certificates until such Shares have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which outstanding Shares of such class at the time of the Award are listed nor until there has been compliance with such laws or regulations as the Company may deem applicable, including without limitation registration or qualification of such Shares under any federal or state law.

(b)                                 Dividends and Voting Rights.  Unless the Committee determines otherwise, during the period from the date the Restricted Stock is awarded to the date the Restricted Period expires, the Participant will be entitled to all rights of a shareholder of the Company, including the right to vote the Shares and receive dividends and other distributions declared on such Shares from time to time, as distributed.  Notwithstanding the foregoing with respect to Restricted Stock granted as phantom units, the Participant shall not have any rights as a shareholder of the Company until such units are redeemed as Shares, but, subject to the determination of the Committee, may receive dividend equivalents on such units as if they were Shares and the equivalent of other distributions declared on the Shares from time to time.  Dividend equivalents may be accrued as a cash obligation, or may be converted to phantom units for the Participant, as determined by the Committee.  Dividend equivalents on Restricted Stock granted as phantom units may be payable in cash or Shares, or a combination of the two, as determined by the Committee in the Restricted Stock Agreement.  Notwithstanding the foregoing, the Committee shall determine whether dividends of stock and other non-cash distributions (or equivalents of such in connection with Restricted Stock granted as phantom units) with respect to the Restricted Stock shall be withheld by the Company for the account of the Participant and whether they shall be subject to the Vesting and forfeiture provisions applicable to the related Restricted Stock.  The Committee shall determine whether interest shall be paid on such amounts withheld, the rate of any such interest, and the other terms applicable to such withheld amounts.

(c)                                  Restricted Period and Vesting Schedule.  The Committee shall have the plenary authority and absolute discretion to determine the Restricted Period for the Restricted Stock granted to a Participant and the times at which the Shares subject to such Restricted Stock shall Vest, which may be different for each award of Restricted Stock, or become redeemed as Shares if granted as phantom units, provided, however that no Shares shall Vest prior to one year from the date of grant of the Restricted Stock.  Vesting may be time-based and/or tied to the achievement of certain performance goals, including those performance goals listed below.  Notwithstanding the foregoing, only whole Shares shall Vest and become redeemed if granted as phantom units.  In the event that a Participant shall become entitled to a fractional Share, such fractional Share shall not Vest (or be redeemed) unless and until the Participant becomes entitled to such number of fractional Shares as shall be equal in sum to a whole Share.

In addition, the Committee may establish performance-based goals to determine whether or not Restricted Stock shall vest or be forfeited.  Within the first ninety days of each applicable performance period, the Committee will determine the objective business criteria to be used to measure performance and the corresponding relative weightings, performance goals and vesting schedule.  All such performance-based criteria shall be set forth in the applicable restricted Stock Agreement.

(d)                                 Qualified Performance-Based Compensation.

(i)                                     The Committee may determine that Restricted Stock (including dividend equivalents granted with respect to phantom units) granted to a Participant shall be considered “qualified performance-based compensation” under Section 162(m) of the Code, in which case the provisions of this Section 9(d) shall apply.  The Committee shall establish the performance goals in writing either before the beginning of the performance period or during the period ending no later than the earlier of (A) 90 days after the beginning of the performance period or (B) the date on which 25% of the performance period has been completed, or such other dates as may be required or permitted under applicable regulations under Section 162(m) of the Code.

(ii)                                  To the extent Restricted Stock is designated as qualified performance-based compensation under Section 162(m) of the Code, no such Restricted Stock will be granted as an alternative to any other award that is not designated as qualified performance-based compensation and such Restricted Stock will be separate and apart from all other awards granted.

(iii)                               For any Restricted Stock designated to qualify as qualified performance-based compensation under Section 162(m) of the Code, the performance goals will be based on pre-established, objective business criteria and will be set forth in writing by the Committee within the period required under Section 162(m) of the Code.  The relevant business criteria will include at least one of the following:  (1) return on total stockholder equity; (2) earnings per share of Pep Boys Stock; (3) net income (before or after taxes); (4) earnings before interest, taxes, depreciation and amortization; (5) sales or revenue targets; (6) return on assets, capital or investment; (7) cash flow; (8) market share; (9) cost reduction goals; (10) budget comparisons; (11) implementation or completion of projects or processes strategic or critical to our business operation; (12) measures of customer satisfaction; and/or (13) any combination of, or a specified increase in, any of the foregoing.  The performance goals established by the Committee may be based upon the attainment of specified levels of our performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of one of our business units or divisions or any subsidiary.  The Committee will determine the objective business criteria upon which the performance goals are based and the weight to be accorded each.  Performance goals need not be uniform among Participants.

(iv)                              The Committee shall certify the performance results for the performance period specified in the Restricted Stock Agreement after the performance period ends.  The Committee shall determine the amount, if any, to be paid pursuant to each grant of Restricted Stock (including dividend equivalents granted with respect to phantom units) based on the achievement of the performance goals and the satisfaction of all other terms of the Restricted Stock Agreement.  In determining the actual amount to be paid pursuant to a grant for a performance period, the Committee may reduce or eliminate the amount of the award if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to (A) grant or provide payment in respect of an award for a performance period if the performance goals for such performance period have not been attained or (B) increase an award above the maximum amount payable under such award.

(v)                                 The Committee may provide in the Restricted Stock Agreement that Restricted Stock (including dividend equivalents granted with respect to phantom units) granted under this Section 9(d) shall be payable, in whole or in part, in the event of the Participant’s death or disability, Change of Control or under other circumstances consistent with the Treasury regulations and rulings under Section 162(m) of the Code.

(e)                                  Forfeiture of Shares.

(i)                                     Except as otherwise provided by the Committee, in the event the Participant’s employment or service with the Company terminates for any reason other than due to the Company’s termination of the Participant due to Disability or death, or as specified in Section 10 of the Plan, any Shares subject to the Participant’s Restricted Stock which has not Vested shall be automatically forfeited by the Participant.  Shares which are forfeited may be canceled by the Company without any action by the Participant.

(ii)                                  Except as otherwise provided by the Committee, in the event the Participant’s employment or service with the Company is terminated by the Company due to the Participant’s Disability or death, any of the Participant’s Restricted Stock which has not Vested shall, if such termination occurs more than one year after the date of the award of such Restricted Stock, vest in the prorated amount equal to the ratio of (A) the number of whole years between the date of the Award and the date of such termination to (B) the total Restricted Period to which the Award is subject, and the balance of the Restricted Stock shall be forfeited.  If such termination occurs less than one year after the date of grant of the Award, the Participant’s Restricted Stock shall be automatically forfeited by the Participant and may be canceled by the Company without any action by the Participant.

(f)                                   Transfers.  During the Restricted Period, no Restricted Stock awarded under the Plan or any interest therein may be transferred, except by will or by the laws of descent and distribution.  During the lifetime of the person to whom Restricted Stock is granted, the rights of such Restricted Stock may be exercised only by him or, in the event of his incompetence, by his legal representative.  Upon the death of a Participant, the person to whom the rights shall have passed by will or the laws of descent and distribution shall become entitled to the Restricted Stock only in accordance with the provisions of subsection (d) above.

(g)                                  Deferrals.  The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to the Participant in connection with any Restricted Stock grant as phantom units.  The Committee shall establish rules and procedures for any such deferrals, consistent with applicable requirements of Section 409A of the Code.

(h)                                 Other Provisions.  The Restricted Stock Agreements shall contain such other provisions as the Committee shall deem advisable.

(i)                                     Amendment.  The Committee shall have the right to amend the Restricted Stock Agreements issued to a Participant subject to his consent, except that the consent of the Participant shall not be required for any amendment made under Section 10 of the Plan.

10.                               Change of Control.

(a)                                 For purposes of this Section, a “Change of Control” shall be deemed to have taken place if:

(i)                                     a merger, consolidation, statutory share exchange or similar form of corporate transaction is consummated involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company’s Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Company’s Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Company’s Voting Securities among the holders thereof immediately prior to the Business Combination,

(ii)                                  a sale of all or substantially all of the Company’s assets is consummated; or

(iii)                               the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, the Committee may provide for a different definition of a “Change of Control” if the Award is subject to the requirements of Section 409A of the Code and the Award will become payable on a Change of Control.

(b)           Consequences of a Change of Control.  With respect to any Award granted on or after August 3, 2012, upon a Change of Control (i) unless such Award is assumed, substituted or replaced by the Surviving Corporation or other successor to the business of the Company with an award of equivalent value, such Award shall become immediately vested (at target level with respect to performance-based awards) and exercisable as to 100% of the shares of Common Stock subject thereto and (ii) the performance criteria of any performance-based award assumed, substituted or replaced by the Surviving Corporation or other successor to the business of the Company with an award of equivalent value shall be deemed to have had its performance criteria achieved at target level; provided that such award shall continue to be subject to time-based vesting equal to the remaining performance period of the original Award.  Such acceleration, assumption, substitution, replacement and/or modification shall take place as of the date of the Change of Control.

11.                               Adjustments on Changes in Capitalization.  If there is any change in the number or kind of Shares outstanding (i) by reason of a stock dividend, stock split, spin-off, recapitalization or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Shares as a class without the Company’s receipt of consideration, or if the value of outstanding Shares is substantially reduced as a result of a spin-off or the Company’s payment of an extraordinary dividend or distribution, the aggregate number of Shares as to which Awards may be granted hereunder, the maximum number of Shares for which Awards may be granted to any individual during any calendar year, the kind and number of Shares covered by each outstanding Award and the Option Price, in the case of grants of Options, shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Awards; provided, however, that any fractional Shares resulting from such adjustment shall be eliminated.  In addition, in the event of a Change of Control the provisions of Section 10 shall apply.  Any adjustments to outstanding Awards shall be consistent with Section 409A or 422 of the Code, to the extent applicable.  Any adjustments determined by the Committee shall be final, binding and conclusive.

12.                               No Repricing of Options Without Shareholder Approval.  Notwithstanding anything in the Plan to the contrary, the Board of Directors may not reprice Options, nor may the Board of Directors amend the Plan to permit repricing of Options, unless the shareholders of the Company provide prior approval for such repricing.  An adjustment to an Option pursuant to Section 11 above shall not constitute a repricing of the Option.  For the purposes of this Section 12, a “repricing” shall be defined as (i) such term is defined in the New York Stock Exchange listing rules or (ii) the cancellation of an Option for cash (other than in connection with a Change of Control) when the consideration to be paid per Option exceeds the amount by which the Fair Market Value of a Share exceeds the Option Price of such Option.

13.                               Amendment of the Plan.  The Board of Directors may amend the Plan from time to time in such manner as it may deem advisable; provided, that, the Board of Directors may not amend the Plan, without shareholder approval, if such approval is required in order to comply with the Code or other applicable laws, or to comply with applicable stock exchange requirements.  No amendment to the Plan shall materially adversely affect any outstanding Award, however, without the consent of the Optionee or Participant, as applicable, or unless the Committee acts under Section 16(a).  The material terms of the performance goals must be reapproved by the Company’s shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the such performance goals, if additional grants of Restricted Stock are to be made under Section 9(d) as qualified performance-based compensation and if required by Section 162(m) of the Code or the regulations thereunder.

14.                               No Continued Employment.  The grant of an Award pursuant to the Plan shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any Affiliate to retain the Optionee or Participant in the employ of the Company or an Affiliate and/or as a member of the Company’s Board of Directors or in any other capacity.

15.                               Withholding of Taxes.  Whenever the Company proposes or is required to deliver or transfer Shares in connection with the exercise of an Option or in connection with the Vesting of Restricted Stock, the Company shall have the right to (a) require the recipient to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Shares or (b) take whatever action it deems necessary to protect its interests with respect to tax liabilities, including without limitation allowing the Optionee or Participant to surrender, or have the Company retain from Shares which are otherwise issuable or deliverable in connection with an Award a number of Shares which have a Fair Market Value equal to such tax liability.  The Company’s obligation to make any delivery or transfer of Shares shall be conditioned on the Optionee’s or Participant’s compliance, to the Company’s satisfaction, with any withholding requirement.

16.                               Miscellaneous

(a)                                 Interpretation.  The Plan, the exercise of Options and the obligations of the Company to issue or transfer Shares under grants of Restricted Stock shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required.  The Plan is intended to enable transactions under the Plan with respect to directors and officers (within the meaning of Section 16(a) under the Securities Exchange Act of 1934, as amended) to satisfy the conditions of Rule 16b-3; to the extent that any provision of the Plan, or any provisions of any Option or Restricted Stock granted pursuant to the Plan, would cause a conflict with such conditions or would cause the administration of the Plan as provided in Section 3 to fail to satisfy the conditions of Rule 16b-3, such provision shall be deemed null and void to the extent permitted by applicable law.  In addition, it is the intent of the Company that ISOs comply with the applicable provisions of Section 422 of the Code, that Awards of “qualified performance-based compensation” comply with the applicable provisions of Section 162(m) of the Code and that, to the extent applicable, Awards comply with the requirements of Section 409A of the Code.  To the extent that any provision that is designed to comply with the legal requirements of Section 422, 162(m) or 409A of the Code set forth in the Plan ceases to be required under such Section of the Code, that Plan provision shall cease to apply.  The Committee may revoke any Award if it is contrary to law or modify an Award to bring it into compliance with any valid and mandatory government regulation.  Subject to the foregoing, the Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan.

(b)                                 Section 409A.  The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable.  All Awards shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of Section 409A of the Code or (ii) satisfies the requirements of section 409A of the Code.  If an Award is subject to Section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code, (iii) payments to be made upon a Change of Control shall only be made upon a “change of control event” under Section 409A of the Code, (iv) unless the Award specifies otherwise, each payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (v) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code.  Any Award granted under the Plan that is subject to Section 409A of the Code and that is to be distributed to a key employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s separation from service, if required by Section 409A of the Code.  If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within thirty (30) days after the end of the six-month period.  If the Participant dies during such six-month period, any postponed amounts shall be paid within sixty (60) days of the Participant’s death.  The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code.

(c)                                  Funding the Plan.  This Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under this Plan.  Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Optionee, Participant or any other person.  No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company.  To the extent any person acquires a right to receive a payment from the Company hereunder, such right shall be no greater than the right of an unsecured general creditor of the Company.

(d)                                 Headings.  Section headings are for reference only.  In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

(e)                                  Governing Law.  The validity, construction, interpretation, and effect of the Plan and Option Documents and Restricted Stock Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.

/s/ THE PEP BOYS — MANNY, MOE & JACK

M73732-P52572 You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. THE PEP BOYS - MANNY, MOE & JACK *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 11, 2014. THE PEP BOYS - MANNY, MOE & JACK 3111 WEST ALLEGHENY AVENUE PHILADELPHIA, PA 19132 Meeting Information Meeting Type: Annual Meeting For holders as of: April 7, 2014 Date: June 11, 2014 Time: 9:00 AM Location: Pep Boys Store Support Center 3111 W. Allegheny Avenue Philadelphia, PA 19132 See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 28, 2014 to facilitate timely delivery. How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. The Combined Document . XXXX XXXX XXXX . XXXX XXXX XXXX . XXXX XXXX XXXX M73733-P52572 to VIEW or RECEIVE:

Voting Items 1. The election of the full Board of Directors for a one-year term. 1b. John T. Sweetwood 1a. Jane Scaccetti 1d. Robert H. Hotz 1c. M. Shân Atkins 1f. Nick White 1h. Robert Rosenblatt 1e. James A. Mitarotonda 1g. Michael R. Odell 1i. Andrea M. Weiss The Board of Directors recommends you vote FOR the following: NOTE: Such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5. 2. An advisory resolution on executive compensation. 3. The ratifi cation of the appointment of our independent registered public accounting fi rm. 4. The re-approval of our Annual Incentive Bonus Plan to allow certain amounts paid under the plan to continue to be deductible under section 162(m) of the Internal Revenue Code. 5. The amendment and restatement of our Stock Incentive Plan to extend its term through December 31, 2019 and to provide an additional 2,000,000 shares available for award issuances thereunder. M73734-P52572

M73735-P52572